Dated the 30th day of January 2013

BOYLESPORTS

AND

SEANIEMAC LIMITED

WHITE LABEL SERVICES AGREEMENT

This Agreement is entered into as of this 30 day of January 2013, by and between

1.	BOYLESPORTS (“Boylesports”), a company organised under the laws of Ireland, with offices at Finnabair Industrial Park, Dundalk, County Louth, Ireland of the first part; and

1.	SEANIEMAC LIMITED (the “Partner”), a company organised under the laws of Ireland with offices at 5 The Reeks, Fossa, Killarney, Co.Kerry, of the second part.

INTRODUCTION

A.	Boylesports exists within the same corporate group (the “Boylesports Group”) as Boylesports (Isle of Man) Limited, a company organised and existing under the laws of the Isle of Man, with offices at First Floor Millennium House, Victoria Road, Douglas, IM2 4RW and regulated by the Isle of Man Gambling Supervision Commission (“Boylesports Isle of Man”) and Boylesports Alderney Limited, a company organised and existing under the laws of the jurisdiction of Alderney, with offices at Inchalla, Le Val, Alderney, Channel Islands, GY9 3UL and regulated by the Alderney Gambling Control Commission (“Boylesports Alderney”).

B.	The Partner wishes to engage Boylesports to provide certain services in relation to remote gambling facilities in accordance with the terms and conditions of this Agreement. IT IS AGREED THAT:

1.	Definitions and Interpretation

1.1.	In this Agreement, the following words and phrases shall (unless the context otherwise requires) have the meanings set out beside them:

“Additional Services” means additional services which Boylesports may provide to the Partner, beyond those specified in this Agreement, as may be agreed upon by the parties from time to time.

“Affiliate” means any person or entity (whether incorporated or not) controlled by, controlling, or in common control with any party hereto, as the case may be. A person or entity shall be deemed to control another entity if it possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other entity, whether through ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

“Alderney Regulator” means the Alderney Gambling Control Commission from which Boylesports Alderney Limited or any other member of the Boylesports Group has received a remote gaming license in order to provide the e-Gaming Offering to the Customers.

“Applicable Legislation” means all applicable legislation, regulations and any and all directives, requirements and/or guidelines of the Regulators.

“Associated Person” means any employee, director, shareholder, agent, corporation, partnership, joint venture, trust, unincorporated association or organisation, employed by, acting for or otherwise associated with or affiliated to a party hereto, as the case may be, including any marketing affiliates.

“Boylesports Group Home-Brand Sites” means the online gaming sites owned and operated from time to time by Boylesports and any member of the Boylesports Group or any of their Affiliates, consisting, as of the date hereof, of an online casino located primarily at http://www.boylecasino.com, an online multi-player poker room located primarily at http://www.boylepoker.com, an online games site located primarily at http://www.boylegames.com, an online bingo arena located primarily at http://www.boylebingo.com, and an online sports betting site presently located at www.boylesports.com which is owned and operated by Boylesports.

“Boylesports Group Marks” means the brands, trademarks and logos, as used from time to time by the Boylesports Group.

“Boylesports Group Policies” means all internal policies, rules and procedures which Boylesports Group may establish and/or modify from time to time, including, without limitation, all terms and conditions which apply to end-users of the Software, policies relating to money laundering and codes of conduct relating to the marketing and operation of the Website, provided that Boylesports Group applies such policies, rules and procedures to the Partner in the same manner as applied to the customers of the Boylesports Group Home-Brand Sites.

“Boylesports’ Revenue Share” means the share of Net Gaming Revenue generated through Customers’ use of the Software which Boylesports is entitled to retain under this Agreement, calculated in accordance with Schedule 1.

“Business Day” means a day which is not a Saturday or a Sunday, nor a bank or public holiday in either Ireland.

“Commencement Date” means the date hereof.

“Consulting Services” means Boylesports’ consulting services as further described in Schedule 2.

“Customer” means any person who completes the registration process enabling him to play the Games.

“Customer Information” means any data relating to Customers or their Transactions, whether provided to Boylesports, any member of the Boylesports Group or the Partner, including without limitation, names, addresses, email addresses and any and all other information obtained or accrued by Boylesports, any member of the Boylesports Group or the Partner, as a result of or in connection with the Customers or their use of the Software or the Games played by them.

“Customer Support Services” means Boylesports Group customer support services as further described in Schedule 2.

“Development Services” means the design and development services in connection with the Website and the Software interface as further set out in Schedule 2.

“Domain Name(s)” means the domain name(s) which shall serve as the unique resource locators for the Website, which shall be Seaniemac.com, subject to approval by the Regulators.

“e-Gaming Offering” means the Games and all related Services as set forth in this Agreement.

“Excluded Territories” means those countries set out in Schedule 5.

“Games” means the games which will be made available via the Software, comprising: (i) downloadable casino games (“Casino Games”); (ii) browser web-based (non-downloadable) betting (including fixed-odds and/or pari-mutuel betting) on sports events (“Sportsbook”); (iii) browser web-based (non-downloadable) bingo games (“Bingo Games”); (iv) browser web-based (non-downloadable) fixed-odds games, other than sports (“Soft Games”);

“Hosting Services” means hosting the Software on Boylesports Group servers located in the Isle of Man, Alderney, Ireland, UK and/or Kahnawake for access by Internet users, and providing such other hosting and related services to the Partner as set forth in Schedule 2.

“Intellectual Property Rights” means pending or granted patents, trademarks, service marks, trade names, registered and unregistered designs, trade or business names, copyright (including, but not limited to, rights in software), and any applications for any of the aforesaid, database rights, design rights, know-how, rights in confidential information and any other intellectual property rights whatsoever irrespective of whether such intellectual property rights have been registered or not which may subsist in any part of the world.

“Isle of Man Regulator” means the Isle of Man Gambling Supervision Commission from which Boylesports (Isle of Man) Limited or any other member of the Boylesports Group have received a remote gaming license in order to provide the e-Gaming Offering to the Customers.

“Launch Date” means the date on which the e-Gaming Offering is first made available to Customers (in at least one of the languages contemplated under this Agreement) in accordance with Section 3.4 below.

“Management Services” shall mean the management services as further described in Schedule 2 and provided by Boylesports and/or a member of the Boylesports Group.

“Net Gaming Revenue” means the gaming revenues generated by the Customer’s use of the Software as further defined in Schedule 1.

“Partner Brands” means the trade marks associated with the Partner brand and its various trading styles as set out in Schedule 3, and any other trademarks, as may be designated from time to time by the Partner.

“Partner Materials” means the Partner’s personnel, facilities, equipment, databases, software, content, domain names, trademarks, trade names and service marks, and other information, documentation or resources of the Partner.

“Partner’s Revenue Share” means the share of the Net Gaming Revenue generated through Customers’ use of the Software which the Partner is entitled to receive from Boylesports, calculated in accordance with Schedule 1.

“Regulators” means the Isle of Man Regulator and/or the Alderney Regulator and/or any applicable regulatory or governmental authority relating (as the context requires) to each party’s obligations under and/or pursuant to this Agreement.

“Services” means the Development Services, the Hosting Services, the Transaction Processing Services, the Customer Support Services, the Consulting Services, the Management Services, the Training Services and the Additional Services, jointly and severally.

“Software” means Boylesports’ and/or Boylesports Group’s proprietary software by which the e-Gaming Offering is made available to Customers;

“Term” means the period set out in Section 2.2.

“Training Services” means the training services to be provided by Boylesports to certain personnel of the Partner, as further detailed in Schedule 2.

“Transactions” means the payment transactions, settlements and other transactions of and with Customers.

“Website” means all websites accessed by means of the Domain Name and which shall provide Customers with access to the Software.

“White Label Partner” means an entity which is an owner of an internet site to which Boylesports provides, in connection with online gaming, one or more of the following services: payment processing, software customer support, software maintenance and/or a gaming platform with one or more of the games provided on the Boylesports Group Home-Brand Sites.

1.2.	In this Agreement (except where the context otherwise requires):

1.2.1.	words denoting the singular include the plural and vice versa;

1.2.2.	words denoting any gender include all other genders;

1.2.2.	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

1.2.4.	any reference to a party is to a party to this Agreement.

1.3.	Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time, whether before or after the date of this agreement.

1.4.	The preamble and schedules to this Agreement shall for all purposes form part of this Agreement.

1.5.	Any reference to a section, sub-section, paragraph or schedule is to the relevant section, sub-section, paragraph or schedule of this Agreement, unless stated otherwise.

1.6.	Section headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Appointment and Term

2.1.	The Partner hereby exclusively appoints Boylesports (as described in Section 4 below) to provide it with the e-Gaming Offering, and Boylesports hereby agrees to provide the e-Gaming Offering to the Partner and provide and make the Games available to the Customers via the Software and subject to the terms and conditions set out in this Agreement.

2.2.	This Agreement shall commence on the Commencement Date and shall continue until the end of three (3) years from the Launch Date, unless terminated earlier in accordance with the provisions of Section 15 below (the “Term”).

2.3.	The Term shall automatically be extended for further periods of 12 months with either party being entitled to terminate thereafter by giving to the other party 6 months prior written notice to expire at the end of each such 12 month period, unless terminated earlier in accordance with the provisions of Section 15 below.

3.	E-Gaming Offering

3.1.	The e-Gaming Offering shall be provided by Boylesports subject to Applicable Legislation and Boylesports Group Policies the current copies of which are set out in Schedule 4.

3.2.	The Games included in the e-Gaming Offering shall comprise only those games available from time to time, in English, to the customers playing on the Boylesports Group Home-Brand Sites, subject, in each case: (i) to ascertainment by Boylesports of the commercial viability of the addition to the e-Gaming Offering of any games which were not initially included therein as at the Launch Date, (ii) to any restrictions under third-party licenses and receipt of any required third party approvals for making such games available via the Software, and (iii) to payment by the Partner of all direct set-up and integration costs associated with such addition.

3.3.	The parties further acknowledge that the scope and level of Services and Games comprising the e-Gaming Offering may be reduced or adjusted by Boylesports if and to the extent necessary to make such offering compliant with, and viable under, all Applicable Legislation as it comes into effect.

3.4.	The Launch Date shall be agreed upon by the parties in writing following the Commencement Date, after completion of a detailed written project scope where requested by Boylesports. In any event, the execution of such plan shall commence only after the Partner provides Boylesports with all materials and specifications required by Boylesports in order to carry out the Development Services, including, inter alia, all brand names, logos, domain names, the “look and feel” of the Website, etc.

3.5.	With regard to the Development Services, the Partner shall:

3.5.1.	provide Boylesports with such assistance, information (including, without limitation, the Partner Materials as may be required by Boylesports from time to time) and facilities as Boylesports may reasonably request to enable Boylesports to perform its obligations under this Agreement; and

3.5.2.	comply with all Boylesports’ other reasonable requests and ensure that the Partner’s own employees, agents and sub-contractors comply with its obligations as set out in this Agreement.

3.6.	Boylesports will not be liable for any failure to provide the e-Gaming Offering in accordance with the timings agreed upon by the parties where and to the extent such failure is caused by a delay on the part of the Partner to perform its obligations, due to Force Majeure or due to any other cause or circumstances out of Boylesports’ reasonable control.

3.7.	The e-Gaming Offering will initially be made available in English only. The adaptation of the e-Gaming Offering to any additional languages will be made, in each case, only after the parties ascertain the commercial viability of such endeavour and subject to agreement on its cost.

3.8.	For the sake of clarity, in the event that the Partner at any time requests (and Boylesports agrees to provide) any products, services or deliverables in addition to those considered herein (including, without limitation, the offering of any additional games, features or languages, the use of any additional brands, the launch of any additional websites or domain names), the Partner shall be obligated to pay for the set-up and operation of such products, services or deliverables as shall be agreed upon by the parties at such time.

3.9.	To the extent the Partner has any existing back-office software supporting any online offering it may be currently providing, the Partner will be responsible for integrating the Software with such existing back-office software, including making all necessary modifications to such existing back-office application’s interfaces to facilitate the Software’s integration via the Software’s standard application protocol interfaces (“APIs”). Boylesports will make commercially reasonable efforts to assist the Partner with such integration, provided that the Partner remains solely responsible for its existing back-office software and its integration with Boylesports’ Software.

4.	Exclusivity

4.1.	For the duration of the Term, the Partner and its Affiliates will not acquire or receive, nor attempt to acquire or receive, directly or indirectly, any online or mobile gaming products or related services, for use in any territory whatsoever, from any person or entity other than Boylesports, Boylesports Group or its Affiliates.

4.2.	To the extent the Partner is currently engaged in any commercial relationship with any third party for the receipt of any online gaming products or related services, or is engaged in any negotiations toward such relationship, then the Partner will terminate and discontinue all such relationships and ongoing negotiations upon the Commencement Date, at no cost to Boylesports.

5.	Revenue Share

5.1.	In consideration for providing all marketing, advertisement and promotion services and performing all its other obligations under this Agreement, the Partner shall be entitled to the Partner’s Revenue Share in accordance with the terms of Schedule 1.

5.2.	In consideration for providing the e-Gaming Offering and performing all its other obligations under this Agreement, Boylesports shall be entitled to Boylesports’ Revenue Share, and to further receive certain fees – all in accordance with the terms of Schedule 1 and Schedule 2.

5.3.	The parties accept and acknowledge that the nature of the agreement between them is for a profit sharing arrangement based upon the obligations and services undertaken by each of them. Consequently, the parties believe that the payments due to each of them under this Agreement are not chargeable to VAT or any other form of sales tax. However, if any VAT or other sales tax or duty is payable by Boylesports (or deductible at source by the Partner) to a relevant tax authority in connection with Boylesports’ Revenue Share or other fees due to Boylesports under this Agreement, such VAT or other tax or duty, as the case may be, shall be added to Boylesports’ Revenue Share or other fees, and charged to the Partner.

5.4.	Except as stated above, each party shall be solely liable for any tax, charge or levy imposed in respect of the receipt of any sum due and payable under this Agreement by the relevant authority and all amounts due and payable by either party to the other party hereunder are inclusive of any tax, charge or levy which may be imposed on such payment, and neither party shall be under any obligation to increase such payment in the event such tax becomes applicable.

5.5.	Boylesports reserves the right to change the classification of any of the payments to which Boylesports is entitled under this Agreement following additional tax advice, provided that the Partner is not adversely affected by such change.

6.	Reporting, Invoicing, Payment & Audit

6.1.	Boylesports may provide the Partner with a daily report (on request) which shall specify the total amount of bets settled and the total amount of Net Gaming Revenue generated from Customers during the previous day. Notwithstanding the foregoing, the Partner acknowledges that such daily reports shall be provided solely for the purpose of updating the Partner as to the approximate amounts of bets settled and Net Gaming Revenue, and the details contained in such reports shall not be binding on the parties.

6.2.	By the 15th day of each calendar month during the Term, Boylesports shall provide the Partner with a definitive report detailing the amount of the Net Gaming Revenue, the Partner’s Revenue Share, Boylesports’ Revenue Share and other fees due to Boylesports with respect to the previous calendar month. The Partner shall promptly provide Boylesports with an appropriate invoice in the amount of the Partner’s Revenue Share stated in the report, and Boylesports shall be obligated to settle such invoice within 15 days of the receipt thereof.

6.3.	Boylesports further may offset and deduct from the Partner’s Revenue Share any amounts owed by the Partner to Boylesports under this Agreement including any of the following:

●	Costs per customer per live horserace stream as set out in Schedule 2

●	Customer service tickets fees as set out in Schedule 2;
●	Marketing and promotional costs (for example the cost of free bet promotions);
●	Freephone number charges.

without derogating from any other remedies available to Boylesports in that regard. In the event any fees due to Boylesports with respect to the previous calendar month that have not been offset and deducted from the Partner’s Revenue Share, Boylesports shall provide Partner with an appropriate invoice in the amount due and Partner shall be obligated to settle such invoice within 15 days of the receipt thereof.

6.4.	Boylesports’ monthly report detailing the amount of the Net Gaming Revenue shall be presumed correct unless proven otherwise by the Partner through clear and convincing evidence within 30 days of receiving the report. In the event of any dispute regarding the Partner’s Revenue Share, Boylesports shall pay all undisputed amounts in the manner set forth above without delay, and neither party shall be deemed to have waived any claim or demand with regard to the amount in dispute.

6.5.	The Partner shall have the right, at its sole cost, exercisable not more than once in any calendar year, and subject to Boylesports’ receipt of reasonable notice of not less than 6 weeks, to require Boylesports to provide a detailed report from Boylesports’ external auditors in order to validate that the payments required to be made by Boylesports to the Partner pursuant to the terms of this Agreement have been properly calculated and/or paid. Without limiting the foregoing, the audit shall take place at Boylesports’ offices. Boylesports shall provide the external auditors with all the information and documents required to determine the Partner’s Revenue Share, and the report issued by the external auditors shall include a detailed calculation of the Partner’s Revenue Share for the relevant period. If any under-payment in the amount of 5% or more is disclosed by an audit, the actual and reasonable costs of that audit shall be borne by Boylesports, and otherwise shall be borne by the Partner. The results of the audit shall be binding on the parties and Boylesports shall promptly pay the Partner any underpayment amount.

7.	Marketing and Promotion

7.1.	The Partner undertakes (i) to be solely responsible for marketing the Website to potential Customers, with the objective of maximising the traffic of Customers in the Website and the Net Gaming Revenue generated thereby; (ii) to harness and utilise for such purpose all of its assets, recourses and employees, and those of its Affiliates; (iii) to be solely responsible for all means and methods employed in such marketing and promotion activities; (iv) to bear all costs and expenses in connection with all marketing and promotional activities, and (v) to do so using the Partner Brands, which shall be reasonably different from Boylesports Group Marks’ look & feel.

7.2.	Without derogating from the generality of the Partner’s undertaking in Section 7.1 above, with regard to its monetary investments in marketing, advertisement and promotion of the Website and the e-Gaming Offering during the Term, the Partner undertakes as follows:

7.2.1.	during the twelve (12) month period beginning with the first calendar month immediately following the Launch Date, the Partner shall invest in Direct Advertisement of the Website and the e-Gaming Offering (in terms of Fair Market Value) of:

7.2.1.1.	at least €120,000 out of its own resources; or

7.2.1.2.	at least 20% of the Partner’s Net Revenue Share with respect to such period,

whichever is the greater.

7.2.2.	that during each of the two following twelve (12) month periods, the Partner shall invest in Direct Advertisement of the Website and the e-Gaming Offering (in terms of Fair Market Value) at least 10% of the Partner’s Net Revenue Share for each such period.

Whereas, for the purpose of this Section 7: “Direct Advertisement” shall mean advertisement and promotion that are strictly dedicated to and targeted at potential Customers of the Website and the e-Gaming Offering, and are not related to any other businesses of the Partner or its Affiliates and which do not indirectly or incidentally advertise or promote such other businesses.

“Fair Market Value”, with regard to any specific type and/or quantity of media consumed by the Partner in connection with the Direct Advertisement of the Website and the e-Gaming Offering, shall mean the fair price of such media which a willing buyer would have paid a willing seller in an arm’s-length transaction in the Irish market at that time, and which is comparable to the prices paid by Boylesports, Boylesports Group or their Affiliates for similar media purchased at that time within the framework of their “business-to-consumer” operations in the Irish market.

“the Partner’s Net Revenue Share”, with regard to any given period, shall mean the aggregate amount of the Partner’s Revenue Share under this Agreement during such period, less the fees paid by the Partner to Boylesports during such period on account of Transaction Processing Services, Hosting Services and Customer Support Services.

7.3.	Within 21 days of the end of each month following the Launch Date, the Partner shall provide Boylesports with a written report regarding its compliance with its marketing commitment set forth in Sections 7.1 and 7.2 above, detailing, among other things, its expenditures on advertisement and marketing activities and campaigns during such month, in such form and breakdown as shall be reasonably required by Boylesports.

7.4.	Boylesports shall have the right, at its sole cost, exercisable not more than once in any 12-month period following the Launch Date, and subject to the Partner’s receipt of reasonable notice of not less than 6 weeks, to require the Partner to provide a detailed report from the Partner’s external auditors in order to validate the amounts required to be invested by the Partner in marketing during each 12-month period following the Launch Date, as set forth in Section 7.2 above.

7.5.	Without limiting the foregoing, the audit shall take place at the Partner’s offices. The Partner shall provide the external auditors with all the information and documents required to examine its investments in Direct Advertisement, and the report issued by the external auditors shall include a detailed statement of all such investments, in terms of Fair Market Value, for the relevant period. If any under-investment in the amount of 5% or more is disclosed by an audit, the actual and reasonable costs of that audit shall be borne by the Partner, and otherwise shall be borne by Boylesports. The results of the audit shall be binding on the parties and the Partner shall promptly expend on Direct Advertisement of the Website and e-Gaming Offering the full amount of the balance that had not been invested as required.

7.6.	The Partner shall base the marketing and promotion of the Website on its own brands, logos and trademarks, and will use the Boylesports Group Marks, under the limited license granted in Section 9.5, in moderation, and only to the extent necessary by Applicable Legislation and such use/publication must agreed in writing by Boylesports (and/or another member Boylesports Group where applicable) in advance.

7.7.	The Partner agrees that the phrase “powered by Boylesports.com” or such other designation as shall be mutually agreeable to the parties from time to time may feature on the Website and on the Software application, as required by Applicable Legislation.

7.8.	The Partner acknowledges that certain elements of the Customer Support Services and Transaction Processing Services (such as fraud detection and resolution), may be carried out under the name of Boylesports, and/or other entities within the Boylesports Group, and not under the Partner Marks.

7.9.	Nevertheless, Boylesports shall refrain, to the extent permissible by Applicable Legislation, from using the Boylesports Group Marks in any newsletters circulated to Customers and in any other promotional material distributed on the Partner’s behalf with respect to the Website.

7.10.	The Partner shall ensure that all of its general marketing and promotional materials are truthful, not misleading and compliant with both Applicable Legislation (including but not limited to any laws, regulations or directives enacted or issued by the Regulators) and Boylesports Group Policies. The Partner shall also ensure that, at all times, all of its marketing material, promotions and promotional material is honest, legal and adheres to all relevant advertising standards and codes for such activities. The Partner also agrees to ensure that at all times, all of its marketing material, promotions or promotional material shall be prepared with a sense of responsibility both to the consumer and to society and it will not will target problem gamblers or it will not seek to promote or entice underage gambling. The Partner shall be solely responsible for all matters arising from its marketing and promotional materials, and both during the Term and thereafter shall indemnify and hold harmless Boylesports in relation to any claims made against Boylesports in relation to the same.

7.11.	Without derogating from the provision of Section 7.10 above, the Partner shall keep Boylesports informed of all of its marketing efforts for the purpose of enabling Boylesports to safeguard its remote gambling licenses, permits and/or approvals issued by the Regulators and any other regulatory authority.

7.12	The Partner also agrees to ensure that at all times it will not target any marketing campaign in any of the Excluded Territories as set out in Schedule 5.

8.	Compliance

8.1.	Boylesports Group has obtained and shall maintain licences for the operation of its e-Gaming Offering from the Isle of Man Regulator and the Alderney Regulator. Subject to the Partner’s provision of all required information and documentation, Boylesports Group and Boylesports will further use their best efforts to obtain from the Regulators (and shall thereafter maintain) an approval for the provision of the e-Gaming Offering under the Partner Brand in accordance with this Agreement.

8.2.	The Partner has obtained and shall maintain any and all regulatory approvals, licences and consents required for the performance of its obligations under this Agreement (including, without limitation, its performance of all marketing and promotional activities), and for operating the Website, and shall obtain and maintain any additional approvals, licences and consents as may be required by the Regulators from time to time.

8.3.	Boylesports may restrict the availability of the Software (or any part thereof) to potential and existing Customers in any territory if Boylesports reasonably believes that Applicable Legislation (or any actual or proposed changes thereto) in the relevant territory will expose Boylesports or any Affiliate or Associated Person of Boylesports to the risk of legal, regulatory or economic sanctions in such territory should Boylesports continue to provide or make available the Software to potential or existing Customers in that territory. Boylesports may further restrict the availability of the Software (or any part thereof) to potential and existing Customers in any territory in which Boylesports detects high fraudulent activity.

8.4.	Boylesports shall, upon becoming aware of any exposure requiring such availability restrictions, notify the Partner of any availability restrictions it makes pursuant to Section 8.3 above, concerning the Software.

8.5.	Upon Boylesports’ request, the Partner will make such reasonable changes to the Website which Boylesports makes on its own websites, to ensure compliance with Applicable Legislation and to support the offering of the Games to the Customers and to potential Customers. The Partner shall be responsible for ensuring that the Website is compliant with Applicable Legislation in respect of the country or countries from which the Customers shall be accessing it. In furtherance of the foregoing, the Partner shall include the Identification Country (IC) parameter whenever referring visitors from the Websites to Boylesports servers for download of the Software.

8.6.	No officer, director, employee, consultant or agent of the Partner or any entity existing within the same group of companies in which the Partner exists is permitted to register as a Customer with the Partner website.

9.	Ownership and Intellectual Property

9.1.	The parties acknowledge that Boylesports, its Affiliates or licensors, as the case may be, shall at all times remain the sole owners of all Intellectual Property Rights (whether in existence now or arising at any time in the future) in and to the Software, the Games and any and all deliverables delivered pursuant to this Agreement, including (without limitation) such part of the content on the Website which is provided by Boylesports, and the design, technology, and source code to such extent contained in such content.

9.2.	The parties acknowledge that the Partner, its Affiliates or licensors, as the case may be, shall at all times remain the sole owners of all Intellectual Property Rights (whether in existence now or arising at any time in the future) in and to the Partner Materials, the Partner Brands, Domain Name and the Website, except for content provided by Boylesports.

9.3.	Subject to the Partner’s entitlement to the Partner’s Revenue Share, the Partner hereby grants to Boylesports, its Affiliates and Associated Persons a non-exclusive, royalty-free, world-wide, non-transferable, non-assignable licence during the Term to use the Partner Materials to such extent and solely for the purpose of Boylesports performing its obligations under this Agreement and as otherwise set out herein.

9.4.	Without prejudice to the generality of Section 9.3, the Partner hereby grants to Boylesports, its Affiliates and Associated Persons a non-exclusive, royalty-free, worldwide, non-transferable licence during the Term to use and reproduce the Partner Brands in connection with the Website and the Services, provided that the use and reproduction of the Partner Brands shall be subject to the Partner’s approval (not to be unreasonably withheld or delayed) and in accordance with the Partner’s reasonable specifications as to the colours, size, position and prominence of the Partner Brands notified by the Partner to Boylesports in writing in advance and in Schedule 3.

9.5.	Subject to Boylesports’ entitlement to Boylesports’ Revenue Share and all other fees specified in Schedule 1 and Schedule 2 below, Boylesports hereby grants to the Partner, its Affiliates and Associated Persons, a non-exclusive, royalty-free, worldwide, non-transferable licence during the Term (a) to market the Software and Games via the Website, links to the Software or otherwise, subject to the marketing restrictions contained herein, and (b) to use the Boylesports Group Marks solely for the purposes of marketing and promoting the Website, the Software and the Games (in each case subject to the limitations set forth in Section 7.6 above), and for fulfilling the Partner’s obligations under this Agreement, and at all times in accordance with any and all Applicable Legislation and Boylesports Group guidelines as amended from time to time.

9.6.	Should either party become the subject of a claim for infringement of any Intellectual Property Right of any third party (including, but not limited to, any infringement by the Partner of any third party right in relation to the Partner Brands, the Partner Materials or the Domain Names, or infringement by Boylesports of any third party right in relation to the Boylesports Group Marks or the e-Gaming Offering), the allegedly infringing party shall, at its own discretion and on the basis of reasonable commercial considerations, select one of the following remedies:

9.6.1.	procure for the other party, at no cost to the other party, the right to continue to use the infringing marks, materials, products or services, as the case may be (the “Infringing Products”), on terms reasonably similar to the terms set out in this Agreement; or

9.6.2.	remove the Infringing Products or replace or modify the Infringing Products in a manner which makes their use non-infringing.

To avoid doubt, this Section 9.6 will not apply in the event that the alleged infringement arose, in whole or in part, from an unauthorised modification, in any way or form, of any component of the Infringing Products by the other party.

9.7.	If the measures set forth in Section 9.6 do not result in the withdrawal or revocation of the third party’s claim, the allegedly infringing party will defend such claim at its own expense, and shall hold harmless and indemnify the aggrieved party against all costs and expenses incurred by it in connection with such claim, including reasonable attorney fees.

10.	Customer Information

10.1.	The Customer Information is at all times owned by the Partner who shall procure that, in accordance with Applicable Legislation (including applicable data protection and privacy directives and legislation) and any privacy policy stated on the Website from time to time, all Customers expressly consent to having their personal information shared with Boylesports for the purposes of this Agreement. Where any Customer removes such consent, the Partner will immediately notify Boylesports of the same.

10.2.	The Partner recognises that Boylesports needs to have constant access to all Customer Information in the course of performing its obligations under the Agreement and providing the e-Gaming Offering to the Customers, and undertakes to provide Boylesports with a copy all such Customer Information as it comes into the Partner’s possession. Boylesports shall use the Customer Information to (a) provide the e-Gaming Offering, and (b) to fulfil its obligations towards the Partner hereunder, all strictly in accordance with the purposes for which it was provided by the Customers and in accordance with Applicable Legislation, including applicable data protection and privacy directives and legislation.

10.3.	The Partner shall not use the Customer Information during the Term for any purpose other than in relation to the promotion of the Website and the e-Gaming Offering.

10.4.	On account of the sensitivity, importance and confidential nature of the Customer Information, the Partner hereby agrees that any Customer Information that may come into its possession during the Term shall be dealt by it with the same measures as those applied by Boylesports.

10.5.	Both parties shall keep the Customer Information confidential and shall not disclose the Customer Information to any third party other than (i) in accordance with a data disclosure agreement with the Customers solely for the purpose of providing the e-Gaming Offering and fulfilling the disclosing party’s obligations under this Agreement or (ii) if the disclosing party is legally required to do so pursuant to any Applicable Legislation, in which case it shall immediately notify the other party of any such required disclosure, and if requested by the other party, cooperate with the other party in obtaining protective orders against such disclosure.

10.6.	Boylesports shall archive and maintain all Customer Information for a minimum period of 6 years from the date the information was collected or received by it, or for the period required by Applicable Legislation, and thereafter as long as Boylesports is required to provide the e-Gaming Offering hereunder.

10.7.	The Partner shall have the right, exercisable once every calendar year with at least 6 weeks’ prior written notice, to have Boylesports’ external financial auditors examine the Customer Information (subject to applicable data protection laws) in order to determine its accuracy and completeness. The costs of the audit shall be borne by the Partner, unless the audit shows substantial discrepancies in relation to the Customer Information that should have been shared with the Partner.

10.8.	Within 21 days of Effective Termination (as defined in Section 15.4) – except in the event of termination by Boylesports under Sections 15.1 or 15.2 below due to the Partner’s breach of the Agreement or in the event of termination by the Partner without cause under Section 15.3 – Boylesports shall deliver to the Partner a copy of all Customer Information in its possession (subject to Applicable Legislation and Boylesports Group Policies), in such form as shall be agreed upon by the parties. Customer can request copy of its data at any time, and Boylesports will provide within 14 days for data.

10.9.	Thereafter, the Partner shall have the sole and exclusive right to use the Customer Information in any manner and in its sole discretion, and the right of Boylesports to use the Customer Information pursuant to the terms of this Agreement shall expire (except for its archiving and safekeeping as set forth in Section 10.6).

11.	Confidentiality

11.1.	Each party shall keep confidential and shall not disclose to any third party any and all proprietary information or confidential information disclosed to it by the other party prior to, on, or after the Commencement Date, or relating to the business, processes, practices, products, Customers, accounts, finance or contractual arrangements or trade secrets of the other party and any information concerning the Services or the substance of any report, recommendations, advice, test disclosed in relation to the Services (including without limitation the Customer Information) (“Confidential Information”), and shall use such Confidential Information solely for the performance of its obligations under this Agreement.

11.2.	If either party becomes aware of any breach of confidence by any of its employees, agents, or sub-contractors it shall promptly notify the other and give the other all reasonable assistance in connection with any proceedings, which the other may institute against any such persons. The parties further agree to keep confidential and not to disclose to any third party, except as may be required by Applicable Legislation, any of the terms and conditions of this Agreement.

11.3.	The obligations in this Section 11 shall not apply to Confidential Information which the receiving party is able to show, through clear and convincing evidence: (i) was already known to the receiving party prior to disclosure of Confidential Information to it, (ii) was in the public domain or which becomes part of the public domain through no fault of the receiving party, or (iii) is required to be disclosed by Applicable Legislation. Either party may disclose Confidential Information that has been approved in advance in writing by the other party for disclosure.

11.4.	No press release in respect of the execution of this Agreement or any matters arising therefrom may be released by either party without the express written approval of the other party. However, neither Boylesports nor any of its Affiliates will be prohibited from making any announcement or despatching any circular as required by Applicable Legislation or the rules of the UK Listing Authority or of the London Stock Exchange or any other regulatory body in which case, the announcement shall, to the extent reasonably possible, be released or the circular despatched after consultation with the Partner and after taking into account the reasonable requirements of the Partner as to the content of such announcement or circular. For clarity, the Partner shall be entitled to issue press releases regarding the coming into force of this Agreement and its relationship with Boylesports and Boylesports Group subject to its receipt of prior written approval from Boylesports.

11.5.	Upon Effective Termination of this Agreement, each party will return to the other party all Confidential Information (including all copies thereof) belonging to or disclosed to it by the other party.

12.	Reciprocal Representations and Warranties by Both Parties

Each of Boylesports and the Partner represents, warrants and undertakes toward the other that:

12.1.	it has the full right, power, legal capacity and authority to perform its obligations under this Agreement, subject to regulatory approvals;

12.2.	the entering by it into this Agreement and the performance thereof, will not conflict with, or breach the terms, conditions or provisions of, or default under any other agreement or license to which it is a party;

12.3.	there is no action, suit or proceeding at law or in equity now pending or, to its knowledge, threatened by or against or affecting it which would substantially impair its right to carry on its business as contemplated herein or to enter into or perform its obligations under this Agreement, or which adversely affect its financial condition or operations;

12.4.	it shall comply with relevant data protection legislation in relation to all Customer Information which is personal data (including any sensitive personal data);

12.5.	it shall, subject to regulatory requirements, obtain and shall maintain any and all regulatory approvals, licences and consents required for the performance of its obligations under this Agreement (including, in the case of the Partner, its performance of all marketing and promotional activities and campaigns in any other markets in which such activities and campaigns are proposed to be carried out), and shall obtain and maintain any additional regulatory approvals, licences and consents which may become required for such purpose in the future; and

12.6.	it shall provide all reasonable assistance to the other party, as the other party may require from time to time, to obtain any relevant regulatory approvals, licences and consents as the other party may require for the purposes of this Agreement.

13.	Additional Representations and Warranties by Boylesports

Boylesports further represents and warrants to the Partner that:

13.1.	it will provide the e-Gaming Offering with reasonable skill, care and diligence and in accordance with the provisions of this Agreement;

13.2.	it shall not knowingly execute any promotion for the Boylesports Group Home-Brand Sites which is directly targeted at the Customers of the Website;

13.3.	it shall only knowingly directly target the Partner’s Customers if the Partner no longer provides, to its Customers, the services envisaged by this Agreement;

13.4.	it shall not knowingly directly target the Partner’s Customers if the Partner moves to another provider to obtain similar services to that provided by Boylesports pursuant to this Agreement;

14.	Additional Representations and Warranties by the Partner

The Partner further represents and warrants to Boylesports that:

14.1.	it will undertake its obligations pursuant to this Agreement with all reasonable skill, care and diligence and in accordance with the provisions of this Agreement;

14.2.	it shall maintain the registrations of the Domain Name throughout the Term;

14.3.	it will not amend or add to (or remove) the Domain Name without Boylesports’ prior approval and the approval of the Regulators, which approval will be subject to additional remuneration to Boylesports as shall be negotiated between the parties at such time in good faith;

14.4.	it shall not engage in any illegal business practices in respect of the Website;

14.5.	it shall not knowingly execute any promotion which is specifically targeted to generate Customers who are (i) existing end-users of the Boylesports Group Home-Brand Sites or (ii) existing end-users of Boylesports, Boylesports Group or its Affiliates via any of their White Label Partners’ websites;

14.6.	it shall not offer the Customers or potential Customers any type of incentive scheme based on Customer losses without Boylesports’ prior written approval, and shall ensure and be responsible that none of its Affiliates or Associated Persons, including but not limited to marketing affiliates, shall directly or indirectly offer any Customer or potential Customer any type of incentive scheme based on Customer losses whatsoever, without Boylesports’ prior written approval.

14.7.	it shall notify all Affiliates, Associated Persons and marketing affiliates that the offering of any type of “rake-back” or incentive bonus deal whatsoever to Customers is strictly prohibited in relation to the Customers, and shall immediately terminate its relationship with any Affiliate, Associated Person or marketing affiliate who breaches such prohibition upon receiving notice of such breach, and shall take all actions to block all prohibited activities of such Affiliate, Associated Person or marketing affiliate;

14.8	it is the holder of the relevant Intellectual Property Rights in the Partner Brands and all other the Partner Materials, and that Boylesports’ use of the Partner Brands and the Partner Materials shall not breach any third party’s Intellectual Property Rights;

15.	Termination

15.1.	Either party shall be entitled to terminate this Agreement with immediate effect, by written notice to the other party, in the event that:

15.1.1.	the other party is in material breach of its obligations under this Agreement, or is in any other breach which either cannot be cured or, if capable of remedy, has not been remedied within 21 days of written notice from the non-breaching party informing it of such breach and of the intention of such party to terminate the Agreement in case such breach is not cured;

15.1.2.	the other party performs any action or omission which results in the aggrieved party being advised by any of the Regulators that the aggrieved party’s relationship with such Regulator has been or is about to be compromised by such act or omission, and the other party fails to remedy such act or omission within 21 days from the date of being called upon in writing to do so;

15.1.3.	the other party passes a resolution for winding up (otherwise than for the purposes of a solvent amalgamation or reconstruction) or a court makes an order to that effect, or becomes or is declared insolvent, or convenes a meeting of or makes or proposes to make any arrangement or composition with its creditors or has a liquidator, receiver, administrator, administrative receiver, manager, trustee or similar officer appointed over any of its assets or ceases, or threatens to cease, to carry on business or suffers an analogous event anywhere in the world;

15.1.4.	the other party permits a judgment to be taken against it, which the aggrieved party can show will have a material adverse effect on the other party’s ability to perform its obligations hereunder, and fails within 21 days of the granting of the judgment to satisfy the judgment, appeal the judgment or apply for its rescission; or

15.1.5.	the other party becomes the subject of third party litigation or enforcement proceedings which are likely to have a material adverse effect on its ability to perform its obligations hereunder;

15.2.	Boylesports shall further have the right to terminate this Agreement with immediate effect on the provision of written notice to the Partner if:

15.2.1.	the Partner or any of its Affiliates or Associated Persons violates the prohibition on “rake-back”, as set forth in Sections 14.6 and 14.7 above; or

15.2.2.	Boylesports is ordered or required (or any other entity within its corporate group is ordered or required) by any of the Regulators and/or enforcement authority in a jurisdiction to which it is subject, or by any governmental agency or governmentally regulated or controlled corporation or institution, to terminate its relationship with the Partner or cease providing the e-Gaming Offering or any part thereof; or

15.2.3	if any material change shall occur in the management, ownership or control of the Partner or the business of the Partner otherwise than as permitted by this Agreement.

15.2.3	Boylesports considers the partnership to be commercially inviable. Boylesports undertakes to provide written communication of its position.

15.3.	Upon notice of termination under Sections 15.1 or 15.2, or upon expiration of the Term as set forth in Section 2.2 (in each case: “Effective Termination”):

15.3.1.	each party shall immediately cease using any Confidential Information of the other and shall return all such Confidential Information and all copies thereof to the other party or, upon the other party’s written request, destroy such Confidential Information and provide the other party with a written confirmation of such destruction;

15.3.2.	each party shall immediately cease using the trademarks and other material owned by the other;

15.3.3.	each party shall return to the other any and all of such other party’s materials to which such other has a proprietary right and that are in its possession and/or in the possession of its agents, service providers and employees;

15.3.4.	Boylesports shall pay the Partner, within 21 days of Effective Termination, all of the Partner’s Revenue Share which had accrued prior to the Effective Termination, less any amounts due Boylesports from the Partner and less an amount equal to 5% of the total cash purchases made by Customers on the Website via a credit or debit card, wire transfer, online wallet or any other payment method during the 60 days prior to the Effective Termination, which will be withheld by Boylesports for a period of 6 months on account of any potential charge-backs following the Effective Termination, and permanently deducted for any charge-backs actually made. The above will not derogate from Boylesports’ right to back-charge the Partner for its share in any Customer charge-backs in excess of the amount withheld as aforesaid.

15.3.5.	Boylesports shall retain all of Boylesports’ Revenue Share and all other amounts which have accrued to be paid to Boylesports prior to the Effective Termination.

15.4.	In the event of (i) expiration of the Term under Section 2.2, (ii) termination initiated by the Partner under Section 15.1 as a result of Boylesports’ default, or (iii) termination initiated by Boylesports under Section 15.3 – Boylesports shall where requested in writing by the Partner, provide to the Partner all Customer Information as set forth in Section 10.8, within 30 days of receipt of such written request.

15.5.	The rights of termination as a result of breach of contract set out in this Section 15 do not prejudice or limit the rights of the aggrieved party to claim such damages as it may have suffered as a result of such breach.

16.	Force Majeure

16.1.	If either party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, that party shall:

16.1.1.	promptly serve notice in writing on the other party specifying the nature and extent of the circumstances giving rise to Force Majeure and the measures it is taking to remedy and/or mitigate the effects;

16.1.2.	use all reasonable endeavours without being obliged to incur any expenditure to mitigate the effects of Force Majeure and/or bring the Force Majeure event to a close, or to find a solution by which the Agreement may be performed despite the continuation of the Force Majeure event;

16.1.3.	have no liability (subject to service of notice pursuant to this Section 16.1) in respect of the performance of such of its obligations as are prevented by the Force Majeure events during the continuation of such events, and

16.1.4.	upon cessation of the Force Majeure event, use its reasonable endeavours to recommence its affected operations in order for it to perform its obligations.

16.2.	If any suspension or delay as a result of Force Majeure continues for a period of 90 days, then the party who had not declared Force Majeure shall be entitled by written notice to the other to terminate this Agreement immediately.

16.3.	For the purposes of this Agreement “Force Majeure” means any cause beyond the reasonable control of the parties including, without limitation, any of the following:

16.3.1.	act of God;

16.3.2.	war, insurrection, riot, civil disturbance, acts or attempted acts of terrorism;

16.3.3.	fire, explosion, flood, storm;

16.3.4.	theft or malicious damage;

16.3.5.	strike, lock-out, or other industrial dispute (whether involving the workforce of the party so prevented or any other party), third party injunction;

16.3.6.	national defence requirements, acts or regulations of national or local governments (including, without limitation, legislation or other regulation restricting, preventing or otherwise prohibiting the provision or availability of Internet-based gaming); or

16.3.7.	inability to obtain essential power, raw materials, labour, malfunction of machinery or apparatus.

17.	Limitation of Liability; Indemnification

17.1.	Notwithstanding anything to the contrary in this Agreement, each party’s total and aggregate liability toward the other, whether in an action based on contract, tort, warranty or any other legal theory, shall not exceed (subject only to Applicable Legislation) the sum of all Revenue Share payments received by the defaulting/liable party under this Agreement in the previous three years, except in the event of fraud or fraudulent misrepresentation. Furthermore, in no event will either party be liable toward the other for any special, indirect, incidental, punitive or consequential damages, including damages for loss of profits, business, revenue, economic advantage, data, equipment or network downtime.

17.2.	Subject to the limitation of liability set forth above, each of the parties will indemnify and hold the other party harmless against all liability, obligations, losses, damages, injuries, penalties, claims, suits, costs, actions, expenses and disbursements (actual or contingent) which it may suffer or incur as a result of:

17.2.1.	any breach by the other party (directly or by any of its Affiliates or Associated Persons) of its obligations under this Agreement; or

17.2.2.	acts or omissions of the other party (directly or by its Affiliates or Associated Persons) in connection with the performance of this Agreement or the use of the Software.

17.3.	With regard to indemnification, whenever a party (“Indemnifying Party”) has an obligation to indemnify the other party (“Indemnified Party”) under this Agreement, that obligation is limited to the extent that the Indemnified Party fully complies with the following obligations:

17.3.1.	promptly notifies the Indemnifying Party of any claim or allegation that could give rise to the indemnity;

17.3.2.	makes no admissions in relation to such claim or allegation without the Indemnifying Party’s prior consent;

17.3.3.	takes reasonable action (including assisting the Indemnifying Party), at the cost of the Indemnifying Party, to mitigate the effect or quantum of such claim or allegation;

17.3.4.	permits the Indemnifying Party to handle such claim or allegation and make all decisions in any subsequent proceedings and conduct negotiations for agreement or settlement, provided however that the Indemnifying Party does not do or say anything that may prejudice or harm the Indemnified Party in any way.

17.4.	Nothing in this Agreement shall be construed in any way as reducing or affecting a party’s general duty to reasonably mitigate its damages or losses.

18.	General

18.1.	Where the Partner becomes a subsidiary of another company, it hereby undertakes to procure from its parent company (the “Parent”) a letter of undertaking, to be delivered to Boylesports concurrently herewith, whereby the Parent undertakes in favour of Boylesports:

18.1.1	To not impede, or remove the ability of the Partner to perform its duties, liabilities, representations, obligations and warranties under this Agreement and for the term of this Agreement through the removal of assets from the Partner.

18.2	Neither party may assign this Agreement without the other party’s prior written consent, which shall neither be unreasonably withheld nor delayed.

18.3.	Notwithstanding the foregoing, Boylesports shall be entitled to assign this Agreement to any third party, without need of consent from the Partner, if such assignment is required as part of a merger, sale of assets or other similar transaction in which Boylesports or the Boylesports Group is involved, provided (a) that Boylesports provides reasonable prior written notice to the Partner of such assignment, and (b) that the assignee undertakes in writing towards the Partner to comply with the provisions of this Agreement.

Furthermore, both Boylesports and the Partner shall be entitled to assign this Agreement to either of their respective Affiliates, without the need to receive consent from the other party, provided that (a) the assignee is a reputable entity in good standing with the Regulator and its assumption of the Agreement does not put the other party’s relationship with the Regulator at risk; (b) the assignor provides 30 days prior written notice of such assignment; (c) the assignee undertakes in writing towards the other party to assume and comply with all provisions of this Agreement, and (d) the guarantee provided by the assignor’s parent company under Sections 18.1, as the case may be, remain in full force and effect.

18.4.	This Agreement together with the schedules and exhibits attached hereto is the complete and entire agreement between Boylesports and the Partner regarding the subject matter hereof and supersedes all prior agreements or understanding between the two parties and each party acknowledges that it has not relied upon any representation from the other which is not contained in this Agreement in entering into this Agreement.

18.5.	No modification or waiver of this Agreement shall bind either party unless it is in writing and is signed and accepted by an authorised representative of each party.

18.6.	Notwithstanding that the whole or any part of any provision of this Agreement may prove to be illegal or unenforceable the other provisions of this Agreement and the remainder of the provision in question shall remain in full force and effect, and the parties shall replace such illegal or unenforceable provision with a provision which is legal and enforceable and which will reflect to the greatest extent possible the intention of the parties hereunder.

18.7.	The failure of either party at any time in enforcing any right or remedy under these terms and conditions shall not be construed as a waiver of any future or other exercise of such right or remedy.

18.8.	Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by recorded delivery to the other party at their last known address. Any such notice or other documents shall be deemed to have been received by the addressee 2 Business Days following the date of dispatch if the notice or other document is sent by post, or on the day of dispatch (if such day is a Business Day, or otherwise on the following Business Day) if such if the notice or other document is sent by fax (subject to confirmation of transmission) or by personal delivery.

18.9.	This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

18.10.	Any Section which by the nature of its language is intended to survive the termination or expiration of this Agreement, including without limitation Sections 9.1, 9.2, 9.3, 9.7, 10.1, 10.6, 10.8, 10.9, 11, 15.4, 15.5, 15.6, 15.7, 17 and 18, shall accordingly survive such termination.

18.11.	The Parties do not intend that any term of this Agreement should be enforceable, by any person who is not a party to this Agreement.

18.12.	This Agreement shall be governed and construed in accordance with Irish law and shall be subject to the jurisdiction of the Irish Courts, whose jurisdiction shall be exclusive other than in respect of the enforcement of any judgment, where their authority shall be non-exclusive.

IN WITNESS WHEREOF the parties have executed this White Label Service Agreement on the date first written above.

/s/ Michael Bent

For and on behalf of

Boylesports

By:	Michael Bent
Title:	Director

/s/ Gregory Trautman

For and on behalf of

SEANIEMAC LIMITED

By:	Gregory Trautman, Director	Robert Kessler
Title:	Director	Director

SCHEDULE 1

REVENUE SHARE

1.	Net Gaming Revenue Defined

For the purposes of this Agreement, the term “Net Gaming Revenue” shall be defined as follows:

Net Gaming Revenue = Gross Gaming Yield – 50% of Payment Proceeds

Whereas:

“Gross Gaming Yield” means the total amount of all bets or stakes made and the price of all chances sold, less the value of all winnings and prizes due. For illustration, this equates to the total Customer losses to Boylesports as a result of Casino Bets + Sports Bets + Soft Games Bets + Bingo Purchases and any other gaming products offered on the site;

“Payment Proceeds” Returned Transactions + Payment Processing Fees + Third Party Licensing Payments + Other Fair Value Adjustments and any Gaming Affiliate Costs

“Casino Bets” means the total amount of bets made by Customers on Casino Games;

“Sports Bets” means the total amount of all bets settled (not placed, including free bets) by Customers on the SportsBook;

“Bingo Purchases” means the total amount of all bingo tickets purchased by Customers;

“Soft Games Bets” means the total amount of bets made by Customers from Soft Games;

“Casino Winnings” means the total amount of gross winnings of Customers (payout amount) in Casino Games;

“Sports Winnings” means the total amount of gross winnings of Customers (payout amount) on the Sportsbook;

“Bingo Winnings” means the total amount of gross winnings of Customers (payout amount) in Bingo;

“Soft Games Winnings” means the total amount of gross winnings of Customers (payout amount) from Soft Games;

“Bonuses” means the total amount of all credits, bonuses, bonus points and other promotional amounts, whether monetary or tangible, granted to Customers on all Games, as decided by Boylesports from time to time in its sole discretion;

“Returned Transactions” means the total amount of all returned Transactions (including amounts paid by Boylesports or any of its Affiliates as a result of credit card abuse or fraud, or paid to settle any claim involving the allegation of credit card abuse of fraud), all Transactions that are disputed or denied by Customers, and all other amounts generated by Customers which Boylesports is unable to collect, either from them or from the relevant financial institution or payment services provider;

“Payment Processing Fees” means the commissions and fees paid to any payment processing service providers with respect to the Transactions of the Customers;

“Third Party Licensing Fees” shall mean the total amount of licensing fees, royalties or other payments payable by Boylesports to third parties for the inclusion of any of the Games as part of the e-Gaming Offering. For avoidance of doubt, this deduction shall be on a marginal basis (i.e. not including fixed costs but the additional cost attributable to the inclusion of such Game as part of the e-Gaming Offering);

“Other Fair Value Adjustments” means (a) any taxation, levy or similar mandatory payments levied or charged on turnover or deposit, or similarly driven by the Customers’ activity or activity volume, (b) accounting standards or industry practice such that the Net Gaming Revenue as reported by the Boylesports Group in its audited consolidated financial statements is consistent with the definition used herein for purposes of calculating the parties’ entitlement and (c) applicable jackpots insurance contribution or similar adjustments as required such that the parties’ entitlement to a portion of Net Gaming Revenue hereunder is applied to the free amount available for apportionment after such adjustments.

2.	Revenue Share

1.1.	For the duration of the Term, Boylesports shall retain all revenue generated from the Customers and will be responsible for paying them their winnings, and will pay the Partner a portion of the Net Gaming Sportsbook Revenue (on a basis set out below, whereby the percentage of Partner’s Revenue Share with respect to each incremental tranche increases as the Net Gaming Revenue increases), as follows:

Net Gaming Revenue per month	Partner’s Revenue Share	Boylesports	Minimum Guarantee to Boylesports per month
Up to €50K	70%	30%	€15,000 in Years 2&3 of the contract.
€50k to €250k	75%	25%	In Year 1, Months 0-3- no charge
€250k to €1m	80%	20%	Months 4-6 - €7,500
€1m+	85%	15%	Months 7-12-€10,000

Casino, Games and Bingo revenues are split in the ratio 50/50 after all operators fees have been deducted.

2.2	The Net Gaming Revenue to be allocated according to this Agreement shall be the aggregate Net Gaming Revenue generated by Customers through the Website and through any additional websites which may be launched by the Partner during the Term, whether based on the Partner Brands or other brands – if added to this Agreement in accordance with Section 3.8 thereof.

2.3.	The Partner shall not offer any bonuses or other incentives to Customers in connection with the e-Gaming Offering without Boylesports’ prior written consent. Without derogating from the aforesaid, in the event that the Partner offers bonuses to any of the Customers in excess of the Bonuses, as defined in the Net Gaming Revenue formula above, the difference between the aggregate amount of bonuses offered by the Partner and the Bonuses included in the Net Gaming Revenue formula during any calendar month shall be deducted from the Partner’s Revenue Share for such month in full.

2.4.	The Partner shall be further responsible for covering, and shall bear in full, all costs incurred in relation to VIP Customer promotional activities and perks, such as VIP Customer trips, etc, as have been mutually agreed by the parties.

2.5.	In the event that the Net Gaming Revenue in any calendar month equals a negative amount, the Partner Revenue Share and Boylesports Revenue Share for such month shall be considered to be a negative figure and such negative amount shall be deducted in full from any future payments to be made to (or retained by) each of the parties hereunder.

2.6.	The Net Gaming Revenue shall accrue per each Game in the currency in which such Game is actually offered (which may vary from one Game to another and from one language to another). The Boylesports Revenue Share, however, will be paid to Boylesports in Euro, regardless of the currency (or currencies) in which the Net Gaming Revenue had actually accrued. The conversion of all relevant currencies into Euro, for the purpose of computing and paying the Boylesports Revenue Share, will be made on a monthly basis according to the prevailing spot foreign exchange rate for the relevant currency provided by the Boylesports’ Bank on the last Business Day of the month with respect to which the Revenue Share is due.

2.7.	Likewise, the computation of the amount of the Net Gaming Revenue for the purpose of determining the percentage of the Revenue Share each party is entitled to according to the table set forth in Section 2.1 above shall be made in Euro, based on the prevailing spot foreign exchange rate for the relevant currency provided by Boylesports’ Bank on the last Business Day of the month with respect to which such computation is being made.

SCHEDULE 2

SERVICES & SERVICE FEES

1.	Development Services

1.1.	The development and set-up services to be provided by Boylesports under this Agreement will include the development of the game client and back-office work with regard to the Casino Games, the Poker Games and the Sportsbook (to include set-up for Transaction Processing Services and Customer Support Services), in English only (collectively: the “Development Services”).

The Development Services will be provided from the Commencement Date.

1.2.	The fee in consideration for the Development Services will be charged as set out set out below. The fees will be paid upon the Commencement Date and on each anniversary thereafter as applicable.

50% of setup and annual fees to be paid to Boylesports on commencement, with the remaining 50% being paid on Sportsbook go-live.

Annual fees to be paid in advance, commencing at go-live of the Sportsbook.

SETUP AND ANNUAL COSTS

Area	Set Up Cost (€)	Annual Fee (€)
White Label Business Unit Setup	5,000	1,250
Sportsbook *1 *2	30,000	7,500
Casino Bingo (online only) Soft Games	20,000
Branding	5,000	2,500
Mobile Web App	5,000	2,500
Lotteries	incl
Total Costs	€65,000	€13,750

*1	This includes the fee in relation to the Hosting Services, subject to fair usage.
*2	This includes development of a customised home page for web platform for the site. Specific additional customisations can also be developed and will be scoped and priced separately.
There is an annual charge for mobile, web and native application platforms for any application upgrades to cover testing of the white label site along with any submission to the relevant AppStores (Apple and Android Stores). It is envisaged that there will be two software upgrades annually for all platforms.
*3	It is not possible to guarantee acceptance into the Apple AppStore as it is outside the control of Boylesports.

1.3	OPERATIONAL COSTS

The partner’s share of the Gross Gaming Yield (GGY) is then subject to operational costs including, but not limited to:

The partner’s share of the Gross Gaming Yield (GGR) is then subject to operational costs including, but not limited to:

1.	Customer Service – €2.80 per customer ticket

2.	Promotions and Bonus @ €20 per new customer
3.	Chargebacks at roughly 2% on customer deposits (subject to customer behaviour)
4.	Telephone Betting at €2.80 per transaction
5.	Payment Processing at 2% on deposits* (subject to change)
6.	Video Streaming Horseracing at £0.10 per customer per race
7.	Freefone telephone charges.

Payments will be made to the Licensee monthly on the understanding that client losses are greater than Boylesports minimum guaranteed payment and operational costs. In the event that client losses are less than what is owed, the Licensee will be expected to pay the difference as soon as is practicably possible to ensure continued service to their customers.

Worked Example*:

Gross Gaming Yield	€125,000
Less 50% Payment Proceeds (includes chargebacks, tax etc.)	€(5,000)
Net Gaming Revenue	€120,000
Partner Share of Net Gaming Revenue @80%	€96,000
Less Partner promotions / free bets	€(10,000)
Less deductions for Operational Costs	€(11,000)
Final Payment	€75,000

* For illustration purposes only.

1.4	“Cost”, for the purpose of this Agreement, shall mean the aggregate amount of:

1.4.1	the cost of all of Boylesports’ and its Affiliates’ personnel, subcontractors, service providers and consultants who work on the project or provide services in connection with the relevant Service, to the extent of such work or services, on a fully burdened basis (i.e. including all labour costs and all benefits (contractual and mandatory), taxes and national insurance payments); plus

1.4.2.	all overhead expenses attributed to the project and/or to the relevant service; plus

1.4.3.	the cost of all equipment acquired specifically for the project and/or for providing the relevant service; plus

1.4.4.	the cost of all materials and other consumables used in the project and/or in providing the relevant service.

all as reported by Boylesports in proper detail, which report shall be binding upon the Partner subject only to the Partner’s audit right as set forth in Section 6 of the Agreement.

1.5.	The development of any additional features or languages that may be required by the Partner (if agreed to by Boylesports), which are not included in the Development Services, and the integration of such additional features or languages with the e-Gaming Offering, will be further charged on a time and materials basis.]

1.6.	Unless expressly agreed otherwise by the parties in writing, the Partner shall be solely responsible, at its expense, for obtaining and maintaining the Domain Name registration for the Website throughout the Term.

2.	Hosting Services

2.1.	From the Launch Date and subject to fair usage, Boylesports and/or a member of the Boylesports Group will provide relevant hosting on its servers, and IT, bandwidth and monitoring services, in each case strictly and specifically for the provision of the Games and Services as set forth in the Agreement (the “Hosting Services”).

2.2.	In consideration for the Hosting Services, the Partner shall pay Boylesports an annual fee is included in the annual fee set out in the Clause 1 of this Schedule.

2.3.	In the event that Boylesports is required, due to Applicable Legislation or any requirements imposed by the Regulators, to provide any Hosting Services from servers other than its existing ones, Boylesports shall charge the Partner, in addition to the fees above, for all equipment and set-up and for all operational and maintenance services stemming from or associated with such additional requirements, at Cost +20%.

3.	Customer Support Services

3.1.	From the Launch Date, Boylesports and/or Boylesports Group will provide the Partner with customer support services comprising the following:

3.1.1.	1st level interactive support to the Partner Customers (phone, email, live-chat) on a 24 hours × 7 days per week basis;

3.1.2.	2nd level customer support and telemarketing reactivation; and

3.1.3.	Specialised support services in relation to “VIP Customers” as such shall be mutually determined by the parties.

(collectively: the “Customer Support Services”).

3.2.	The Customer Support Services will be provided in English only, in a scope and at a level similar to the scope and level of the customer support services which are provided, in the abovementioned languages, to the customers of Boylesports Group Home-Brand Sites from the relevant countries.1

3.3.	The Customer Support Services will be provided using the Partner’s name or other applicable the Partner Brands, unless otherwise notified by Boylesports in advance.

3.4.	All VIP Customer promotional activities and perks (such as VIP Customer trips, etc) proposed by the Partner will require Boylesports’ prior written approval, and once approved – the Partner shall be solely and fully responsible for covering all costs and expenses in relation to all such activities and perks.

3.5.	Boylesports may, from time to time and at its discretion, send newsletters to all or any part of the Customers; the newsletters will be sent in English only. In the event that the Partner would like the newsletters to be issued in any other language, it will be solely responsible for the translation of the relevant message and for its submittal to Boylesports’ operational team on time to be sent out to the Customers.

3.6.	In consideration for the Customer Support Services, the Partner will pay Boylesports a monthly fee equal to salary cost plus 20% per each employee of Boylesports (or of any of its Affiliates) who is required to take part (on a full-time basis) in the provision of the Customer Support Services during such month, and who would not have otherwise been required by Boylesports or its Affiliates to take part in providing such services in the ordinary course of business for the Partner at that time and in such languages, in each case as reported by Boylesports – which report shall be binding upon the Partner subject only to the Partner’s audit right as set forth in Section 6 of the Agreement.

3.7	Any tickets generated through no fault of Partner (for example if a link is not working), shall not be charged to the Partner.

4.	Consulting Services

4.1.	From the Launch Date, Boylesports will provide the Partner with operational business analytics consulting services and CRM services comprising the following (subject, in each case, to availability of relevant resources and commercial viability of each such service):

4.1.1.	Online player acquisition funnel management. More specifically, Boylesports Group employees and consultants will use techniques which Boylesports Group uses for its own operations in order to maximise the player conversion process from the Website through download, registration, first time deposit and repeat deposits, based on Boylesports Group online experience.

4.1.2.	Online retention services. More specifically, Boylesports Group employees and consultants will use techniques which Boylesports Group uses for its own operations in order to maximise Customer retention, based on Boylesports Group online experience.

(collectively: the “Consulting Services”).

4.2.	In consideration for the Consulting Services, the Partner will pay Boylesports a monthly fee equal to €5,000 per month or 10% of Gross Gaming Yield, whichever is the highest. This service is an optional additional service, and can be started or terminated with 30 days notice in writing.

5.	Management Services

5.1.	The Partner may request Boylesports to introduce to the Partner, via telephone, potential marketing affiliates which may assist the Partner in the promotion of the Website and the e-Gaming Offering (“Management Services”).

5.2.	In consideration for the Management Services, the Partner will pay Boylesports a fee equal to:

5.2.1.	10% of the total Net Gaming Revenue generated by all Customers acquired through those affiliates which had been introduced to the Partner by Boylesports in the course of the Management Services, as recorded by Boylesports; plus

5.2.2.	the Cost to Boylesports of all employees and other resources which Boylesports employs or invests in connection with the provision of the Management Services, plus 10%.

To avoid doubt, the Partner alone shall bear all payments to the relevant affiliates, and shall indemnify Boylesports and hold Boylesports harmless from any claim or demand which may be brought against it by any such affiliate.

5.3.	the Partner will be free to obtain the Management Services from a third party provider of affiliate management systems (whether instead of or in addition to the Management Services offered by Boylesports, at the Partner’s discretion) – in which case Boylesports will make commercially reasonable efforts to adjust its reporting format and schedules (to the extent agreed herein) to support the needs of the Partner’s chosen Management Services provider.

6.	Training Services

6.1.	The Partner may request Boylesports to train specific personnel of the Partner in connection with the e-Gaming Offering (“Training Services”). The Training Services will be carried out at a Boylesports’ premises, or at such other location as Boylesports may elect, as its discretion, and will cover such topics and content as the parties will agree on.

6.2.	The Partner will bear all costs and expenses in relation to its trainees, including for travel, board & lodging.

6.3.	In consideration for the Training Services, the Partner will pay Boylesports a fee equal to the Cost incurred by Boylesports in connection with such services, plus 10% mark-up.

7.	Additional Services & Fees

In the event that the Partner requests Boylesports to provide any Additional Services (as defined in the Agreement), the parties will negotiate in good faith the scope and fees for such services at such time.

8.	Telephone Betting

If the Partner decides to offer telephone betting, they will need to do so through a Freefone number. Boylesports will arrange for the acquisition and installation of the Freefone numbers into their call centre on behalf of the Customer, but these costs will be borne by the Partner. The Partner will be charged monthly on a per call basis of €2.80 per call, in addition to the relevant revenue sharing tier applicable.

SCHEDULE 3

the Partner BRANDS

The Partner Brands:

SeanieMac.com

SCHEDULE 4

Boylesports Group Policies

Privacy policy

Here at Boylesports we care about your privacy and we respect your privacy rights.

By using Boylesports.com and Boylesports.com/mobile (hereinafter referred to as the Website) you permit the collection and use of your personal information as outlined below and you signify your agreement to this Privacy Policy last updated on 1st May 2009. If you do not agree with these terms, you should not use the Website.

The following discloses information gathering and dissemination practices for the website.

1 ABOUT OUR PRIVACY POLICY

1.1 Boylesports is registered with the Office of the Data Protection Supervisor in the Isle of Man, registration number: N001946.

1.2 Our websites http://www.boylesports.com and http:www.boylesports.com/mobile (including all pages with these domain names) and the services provided on the Website are operated by Boylesports Isle of Man Limited, company registration number 111582C, having its registered office at, First Floor, Millennium House, Victoria Road, Douglas, Isle of Man, IM2 4RW (“we”, “us” “Boylesports” and “our”).

The Website Terms describe the Boylesports Services provided to the public via the Website.

1.3 This policy (together with our Terms and any other documents referred to in it) sets out the basis on which any personal data we collect from you, or that you provide to us, will be processed by us. Please read the following carefully to understand our views and practices regarding your personal data, and how we will process it.

2 HOW WE COLLECT INFORMATION ON WEBSITE

2.1 When registering as a user of the Website, opening an Account or during your time as a user of the Website you will be asked to provide information to us. You are required to complete a registration form in which you must provide us with your details including but not limited to, your title, gender, forename, and surname, date of birth, email, address, and phone number. We will inform you at the time of collecting other information from you whether you must provide the information to use the Website or specific Services or whether the provision of information requested by us is optional.

2.2 You agree that your username and name may be shown to other users of the Website. In all cases we will endeavour to inform you at the time of collecting the information from you whether the information that you provide to us will be accessible to other users of the Website or by third parties so that you can decide whether to provide the information to us.

2.3 We may collect and process the following data about you:

2.3.1 your title, gender, forename, surname, date of birth, nationality, email, address, phone number, Account currency, affiliate reference (if applicable), username, encrypted password, payment details, bank account details and Card details;

2.3.2 an internationally recognised photo ID (passport, driving licence), a utility bill, proof of identity, residence and/or age, and/or a bank or credit card statement relating to your payment details that are registered with us;

2.3.3 if you contact us, we may keep a record of that correspondence;

2.3.4 information that you submit in response to a survey(s) or poll;

2.3.5 details of transactions you carry out through the Website and your account number with us;

2.3.6 details of your visits to the Website including, but not limited to Bets and transaction records, traffic data, location data, weblogs and other communication data, whether this is required for our own billing purposes or otherwise and the resources that you access; and

2.3.7 when you make a withdrawal from your Account, we may require the following from you to effect the withdrawal and may carry out a security check:

(1) a photocopy of both sides of your Card clearly showing your signature;

(2) a faxed copy of your passport or driving licence;

(3) a copy of your Card statement header showing your billing address; and

(4) a completed Boylesports Customer Authorisation Statement (CAS).

2.4 You acknowledge and agree that the information which you provide to any another company in the Boylesports Group for the purposes of registering for use of a website or service offered by the other company in the Boylesports Group is deemed to have been provided to us once you begin to use of the Website for the purposes of accessing the Services.

2.5 We reserve the right to conduct credit checks with third party credit and financial institutions in order to confirm any information that you have provided to us or to determine your ability to perform this Agreement.

3 USES MADE OF THE INFORMATION

3.1 We collect and use information from users of the Website for the following purposes:

3.1.1 setting up, operating and managing your Account;

3.1.2 providing the Services requested by you from us using the Website and to carry out our obligations arising from any contracts entered into between you and us;

3.1.3 reviewing and determining your eligibility to use the Website or open an account with us;

3.1.4 to enable us to carry out statistical and other analysis;

3.1.5 verifying the accuracy of your information or the processing of Bets or transactions, including disclosure of such information to third parties (including financial institutions, software providers, identity verification, age verification and credit reporting agencies) in connection with such purposes (a record of the search will be retained and the third party may use the information to assist other companies for verification purposes);

3.1.6 verifying the payment details that you have provided to us, including the address of your Card;

3.1.7 confirming the details that you have provided to us in relation to your Account;

3.1.8 verifying your eligibility to win or place a Bet on the Website;

3.1.9 contacting you using your contact details to tell you about changes to the Website or Services, technical or security issues, updates and changes to this Policy or our Terms;

3.1.10 complying with our regulatory and legal obligations;

3.1.11 providing customer support services;

3.1.12 ensuring that content from the Website and the Services are presented in an effective manner for you and for your computer;

3.1.13 providing you with information regarding our products or services that you request from us or which we feel may interest you, where you have consented to be contacted for such purposes;

3.1.14 allowing you to participate in interactive features of our service or Website, when you choose to do so; or,

3.1.15 reporting of crime or suspected crime, including money laundering or fraud.

3.2 In order to validate Account information we also reserve the right to request further information from you prior to any withdrawals that you request to be made from your Account. You agree that we can contact you using the contact details that you have provided to us for this purpose.

3.3 Except as set out in this Privacy Policy, we do not sell, rent, share, trade or give away any of your personal information to third parties. We may give some of your personal information to third parties who operate payment processers for purposes relating to the Website and Services, to third party affiliates who/which direct users to the Website for the purposes of confirming commission or other related purposes and to other third parties for the purposes of verifying information that you provided to us (e.g. provision of information to banks for verifying credit card payments).

3.4 We may also use your email address or your postal address to send you updates or news regarding the Website or Services, but you may choose not to receive emails of this type by accessing the “My Account” tab of the Website (http://www.boylesports.com) and updating your “My Preferences” settings.

3.5 You agree that we can provide the personal data relating to you to any of the other Boylesports Group companies on your behalf should you decide to use the services of any other Boylesports Group companies’ website or services including, but not limited to, for the purposes of managing the Account that you have with us and its use with regards to a Boylesports Group company’s website or services.

4 DISCLOSURE OF YOUR INFORMATION TO OTHER PEOPLE

4.1 We will not disclose to any third party personal information that you provide to us unless (i) we have your permission, (ii) it is required or permitted by law, or (iii) your agreement with us permits such disclosure.

4.2 If you provide personal information to us, you understand and agree that we may disclose your personal information for the following purposes to the following third parties:

4.2.1 if you have indicated at registration, or at any time during your time as a user of the Website, that you are happy to receive information or promotions from selected third parties about goods and services which may be of interest to you, you consent to us sending your information to such third parties so that they may provide you with such offers or information. You may opt out of receiving such offers or change your preferences at any time by emailing care@boylesports.com;

4.2.2 to any member of our group of companies, which means our subsidiaries, our ultimate holding company and its subsidiaries;

4.2.3 to any prospective seller or buyer of any business or assets related to the Website or all or part of Boylesports Isle of Man in respect of the sale or insolvency and the ultimate seller or buyer;

4.2.4 to a third party if we are under a duty to disclose or share your personal data with that third party in order to comply with any legal obligation, or in order to enforce or apply our Terms and other agreements, or to protect the rights, property, reputation, security or safety of Boylesports Isle of Man Limited, our Website, our customers or others; this includes (but is not limited to) exchanging information with or providing information to third parties for the purposes of fraud protection and credit risk reduction;

4.2.5 to any law enforcement or revenue authorities when requested to do so to the extent necessary to adequately deal with the requests made or in order to facilitate their investigation of payment fraud, tax payment or any unlawful or suspected unlawful activity;

4.2.6 to any operator, payment processor, verification service provider, marketing partners that/who provide services to us in relation to the Website or Service, including any person specifically named in our Terms or in other agreements that form part of our agreement with you;

4.2.7 to your bank or Card scheme operator in order to verify the Card information or bank information that you provide to us and/or to recover payments made to you in error, in accordance with the Terms;

4.2.8 to any payment collection agency that we may decide to use in order to recover monies owing by you to us;

4.2.9 to Racing UK, TBS and Trinity Mirror PLC or any of their group companies for the purposes of facilitating those companies exercise their rights granted to them under the Terms or the exercise of our rights;

4.2.10 to AttheRaces Limited, British Horseracing Board Limited or such other licensor of Race Data from time to time, for the purposes of facilitating those companies exercise their rights granted to them under the Terms or the exercise of our rights;

4.2.11 to Independent Betting Adjudication Service for the purposes of investigating a Query made under the Terms; and/or

4.2.12 to our licensor, the Isle of Man Gambling Supervision Commission, which requires unrestricted access to all player details and records in order to regulate the online gambling industry and to ensure that it is conducted honestly and fairly and remains free from criminal influence, or any other licensing or regulatory authority which we may deal with in relation to the Website.

4.3 We do not disclose personal information about you to third parties (including advertisers or marketing companies), but we may provide them with aggregate anonymised information about Website users. For example, we may inform them that 500 men aged under 30 have clicked on their advertisement or have played a particular game or Bet on a particular event on the Website on any given day, or we might inform third parties regarding the number of unique users who visit Website, the demographic breakdown of our community users of Website or the activities that visitors to Website engage in while on Website. We may also use such aggregate anonymised information to help advertisers reach the kind of audience they want to target. We may make use of the personal data we have collected from you to enable us to comply with our advertisers wishes by displaying their advertisement to that target audience.

4.4 In connection with the provision of our Services or the proper operation of our Website, we may need to transfer data, including personal information, to other companies not incorporated in the same jurisdiction. You agree that we may transfer personal information we hold about you to any country, including countries outside the European Economic Area, in accordance with this Privacy Policy.

5 SECURITY AND CONTROL OF YOUR PERSONAL DATA

5.1 We will take all steps reasonably necessary to ensure that your data is treated securely and in accordance with this Privacy Policy.

5.2 Where we have given you (or where you have chosen) a password which enables you to access certain parts of the Website, you are responsible for keeping this password confidential. We ask you not to share your password with anyone.

5.3 We have no obligation to monitor or moderate any user’s activity or use of the Website, however we retain the right at all times to monitor, retain and disclose any information as necessary to satisfy any applicable law, regulation, legal process or regulatory authority request, to ensure that the Services are properly used, that this Agreement is being complied with or to investigate a suspected breach of this Agreement.

5.4 We recognise that online security is an area of vital importance to you. It is an imperative that you should be fully satisfied that your personal details are secure before you commence activities with us. In an effort to increase the security associated with the transmission of information via the Internet communication (which is an insecure method of communication by its very nature) we use the SSL (Secure Socket Layer) mechanism that is built into your browser to manage the communication between you and the Website. This means that any text you provide is ‘translated’ into extremely detailed encrypted code. Your data is only retranslated into text once it is stored on our web server. Information such as personal details, credit or debit card numbers, passwords and all account details are automatically coded. In addition, we have installed the latest firewall technology. This process is intended to act as a secure barrier to detect any unauthorised access to our server immediately. Furthermore, our Website utilises anti-fraud checks throughout all transaction and payment processes. Once we have received your information, we will use strict procedures and security features to try to prevent unauthorised access.

5.5 Although we cannot completely guarantee the security of your data transmitted to the Website, we will do our best to protect your personal data. You must understand, however, that while we will take the steps set out in paragraph 5.4, any transmission of data by you over the internet is carried out at entirely your own risk. You acknowledge that we are not responsible for any intercepted information sent via the Internet, and you hereby release us from any and all claims arising out of or related to the use of intercepted information in any unauthorised manner.

6 LINKS TO THIRD PARTY WEBSITES

6.1 The Website and Service may, from time to time, contain links to and from the websites of our partner networks, advertisers and affiliates as well as third party websites to which we have no affiliation. If you follow a link to any of these websites, please note that these websites have their own privacy policies and that we do not accept any responsibility or liability for these policies.

7 TELEPHONE SERVICES

Telephone calls to and from our any of our telephone numbers may be recorded for training and/or security purposes.

8 IP ADDRESSES AND COOKIES

8.1 We may collect information about your computer, including (where available) your IP address, operating system and browser type, for system administration, statistical purposes. This is statistical data about our users browsing actions and patterns, and does not identify any individual.

8.2 For the same reason, we may obtain information about your general internet usage by using a cookie file which is stored on the hard drive of your computer. Cookies contain information that is transferred to your computer hard drive. On revisiting the Website our computer server will recognise the cookie, giving us information about your last visit. They help us to improve the Website and to deliver a better and more personalised service. They enable us:

8.2.1 to estimate our user size and usage pattern;

8.2.2 to store information about your preferences, and so allow us to customise the Website according to your individual interests; and

8.2.3 to speed up your searches.

8.3 You may refuse to accept cookies by activating the setting on your browser which allows you to refuse the setting of cookies. However, if you select this setting you may be unable to access certain parts of the Website. Unless you have adjusted your browser setting so that it will refuse cookies, our system will issue cookies when you log on to the Website.

8.4 For information on how to control your cookies go to www.allaboutcookies.org.

9 ACCESS TO INFORMATION AND UPDATING, VERIFYING AND DELETING PERSONAL DATA

9.1 At any time, you can make a written request to us to have access to all the personal information that we hold about you. We reserve the right to charge you a small administrative charge should you make such a request; the current maximum charge is £10 for responding to a request.

9.2 You may inform us of any changes in your personal data and in accordance with our obligations to you by contacting us at care@boylesports.com; we will update or delete your personal data accordingly. You can change relevant personal data through the My Account section within the Website. It is your responsibility to tell us when information that you have provided to us is out of date or needs to be amended.

10 COMPLETE CESSATION OF USE

If in the case you close your Website Account, your personal details saved in our system will, be retained for so long as is reasonably necessary for us to ensure that we may enforce of legal rights and to comply with the agreements that we have relating to our Website and the Services, including in relation to any need we may have to demonstrate compliance with law or to prosecute or defend of legal claims or allegations or legal proceedings.

11 CHANGES TO OUR PRIVACY POLICY

Any changes we may make to our Privacy Policy in the future will be posted on this page and, where appropriate, notified to you by email. You should visit this page periodically to review any changes to the Privacy Policy.

12 USER FEEDBACK AND COMPLAINTS

Questions, comments and requests regarding this Privacy Policy are welcomed and should be addressed to care@boylesports.com.

Boylesports.com T&Cs

Boylesports.com website terms and conditions of use as at 18th July 2012

1 GENERAL BACKGROUND

1.1 As a user of the Boylesports.com (http://www.boylesports.com ) and/or www.boylesports.com/mobile (hereinafter referred to as the “Website”) you should be aware of the following:

1.1.1 The Website is operated by Boylesports (Isle of Man) Limited (“we”, “us”, “Boylesports” and “our”).We are incorporated and regulated from the Isle of Man under company registration number 111582C, having its registered office at First Floor, Millennium House, Victoria Road, Douglas, IM2 4RW, Isle of Man. Our licence was registered on August 31, 2007. Internet gambling debts are enforceable by law in the Isle of Man.

1.1.2 Boylesports Isle of Man is a wholly owned subsidiary of Boylesports Holdings, which company has its registered office at Finnabair Industrial Estate, Dundalk, Co Louth, Ireland.

2 OTHER BOYLESPORTS GROUP COMPANIES’ WEBSITES AND USE OF YOUR ACCOUNT ON THEIR WEBSITES

2.1 You can leave this Website and you can access online opportunities and services that are accessible on other Boylesports Group companies’ websites (including but not limited to http://www.boylecasino.com, http://www.boylepoker.com, http://www.boylegames.com, http://www.boyleskill.com, http://www.boylebingo.com).You agree and acknowledge that these online opportunities and services are not provided by Boylesports Isle of Man Limited but by other companies within the Boylesports Group.

2.2 Once you leave this Website and use any of the other Boylesports Group companies’ websites it is your sole responsibility to familiarise yourself with the terms and conditions associated with these other websites, which are different to the terms and conditions of this Agreement. If you do not agree to the terms and conditions offered on these alternative Boylesports Group online websites please refrain from accessing and using the online opportunities and services on these websites as use of the online opportunities and services indicates your acceptance of them including (but not limited to) agreeing that your Account on this Website can be used for the purposes of those Boylesports Group websites.

2.3 You agree and understand that in the event of any Boylesports Group company terminating or suspending any agreement with you or your account with them, or the provision of any online opportunities or services to you, then we may terminate or suspend this Agreement, any of our Services or your Account at our sole discretion, without prejudice to any other rights or remedies which we might have. You agree and understand that in the event of us terminating or suspending any Agreement with you or your Account with us then the agreements with other Boylesports Group companies may provide that those companies are entitled to terminate or suspend their agreement with you, their services or your Account.

2.4 You agree and understand that if you use online opportunities and services of any other Boylesports Group company your Account with us may be debited and you are deemed to have irrevocably instructed us to pay monies from your Account to the relevant Boylesports Company for that purpose. You agree and understand that if you have winnings or monies in any of your other Boylesports Group companies’ accounts then you are deemed to have irrevocably instructed those Boylesports Group companies to pay to us in respect of any monies or amounts owing to us.

2.5 This Agreement will apply to you if you use the Website even if you have registered through another company in the Boylesports Group and so are not required to complete a separate registration form prior to using the areas of the Website that usually require registration prior to use. You acknowledge and agree that the information which you provide to any another company in the Boylesports Group for the purposes of registering for use of a website or service offered by the other company in the Boylesports Group is deemed to have been provided to us once you begin to use the Website for the purposes of accessing the Services.

2.6 You agree that we can provide any information that you give to us (including any information provided on your registration form) to any of the other Boylesports Group companies on your behalf should you decide to use the online opportunities and services of any other Boylesports Group companies’ website including, but not limited to, for the purposes of managing the Account that you have with us and its use with regards to a Boylesports Group company’s website, online opportunities or services.

3 THIS AGREEMENT AND OUR SERVICES

3.1 These terms and conditions (“Terms”) and all the documents expressly referred to in them (the “Agreement”) are the terms and conditions of the agreement which you enter into with us when you: access and make use of the Website and/or the Services. Access to our Website is permitted on a temporary basis, and we reserve the right to withdraw or amend the Services we provide on our Website without notice (see below).

3.2 Please read these Terms; together with all the documents referred to in it carefully before you start to use the Website and/or the Services. By accessing and using the Website and/or the Services you indicate that you have read, understand and accept the terms and conditions of this Agreement and that you agree to abide by them each time you access and use the Website and/or the Services. If you do not agree to these terms and conditions, please refrain from accessing and using the Website and/or the Services.

3.3 You agree that you have read and understand the privacy policy on the Website and agree that this will form part of this agreement. Our Privacy Policy sets out how we may use information about you collected during your use of the Website and/or the Services.

3.4 You agree that you have read and understand the Boylesports Betting Rules on the Website and agree that these will form part of this agreement. In the event of a conflict between these Terms, the Boylesports Betting Rules and the Privacy Policy then these Terms shall have priority.

3.5 You agree and acknowledge that you are fully aware that there is a risk of losing money when gambling by means of the Website and/or the Services and you are fully responsible for any such loss.

3.6 By requesting to register and open an Account with us you confirm acceptance and understanding of all this Agreement, including when subscribing for new Services or using the Services, downloading software or changing your preferences or details on the Account.

3.7 This Agreement applies to each visitor to, and user of, the Website including registered and unregistered users. Some areas of each of the Website require registration prior to use.

4 GENERAL CONSIDERATIONS

4.1 On occasion the prices available on the Website may not be the same as those prices available at Boylesports Licensed Betting Office (LBO’s) or Boylesports Fon-A-Bet service. If you use the Website to avail of the Services then the prices available on the Website shall apply to you.

4.2 We reserve the right to refuse the whole or part of any Bet offered by you or to reject any application from you to open an Account without offering you any explanation. At any time Boylesports may terminate your Account and/or this Agreement with you without offering you any explanation. We reserve the right to monitor and restrict special offers and trading concessions from all Oddschecker.com customers who were referred to Boylesports.com.

4.3 You must check your Account balance each time you log on to the Website. In the event of a query it is your responsibility to notify us at the earliest opportunity together with a complete record of your transactions since your balance was last verified by you and to provide us with any other related information that we request.

4.4 Once logged into the Website you can view your Account statement by selecting the “My Account” option and “Statement” on the Website. Here you will be able to search for any previous Bets made on your Account using the search parameters provided. The statement on the Website will also show the running balance through your Account for the days specified.

4.5 We reserve the right to monitor, restrict and/or alter the administration of special offers and trading concessions on a per client basis at our own discretion without prior notice.

5 REGISTRATION AND ACCOUNT SECURITY

5.1 By opening an Account with us and by using the Website you warrant that:

(a) you are at least 18 years of age;

(b) you are legally capable of entering into binding contracts;

(c) you are resident in an area that permits gambling to occur;

(d) you are not an employee of Boylesports Isle of Man Limited or any company within the Boylesports Group; and,

(e) you are accessing and using our online services on the Website from a country in which it is legal to do so.

5.2 The use of the Website by a person under 18 years of age is prohibited. We reserve the right to require you to provide proof of age documentation to us at any time and your Account may be suspended by us at any time until satisfactory proof of age documentation is produced to us by you.

5.3 You may only open one Account with us, which then can be used by you for the purposes of the Website (and alternative websites offered by other Boylesports Group companies should you choose to use them). When registering for an Account with us in respect of the Website you agree to provide accurate, current and complete information and to promptly update the information you provide to us when it changes.

5.4 If you choose, or if you are provided with, a password or any other piece of information as part of our security procedures, you must treat such information as confidential, and you must not disclose it to any third party.

5.5 You shall be responsible for maintaining the confidentiality of your password and are fully responsible for all activities that occur under your username and password. Any user identification name and password chosen or provided to you for your access to the Website shall be for your personal, non-commercial use only and is non-transferable.

5.6 You agree to (a) immediately notify us of any unauthorised use of your username and/or password, or any other breach of security and (b) ensure that you exit from your Account at the end of each session. We cannot and will not be liable for any loss or damage arising from your failure to comply with the requirements in this Clause 5.

5.7 If you forget or lose your password or Account information please contact us immediately. We will use reasonable commercial endeavours to suspend your Account once you inform us of your lost Account details, but you remain solely responsible for any Bets placed on an Account prior to our suspending your Account. If we have reason to believe that there is likely to be a breach of security or misuse of your Account, we may require you to change your password/registration details or we may suspend or close your Account without notice.

5.8 Unauthorised access of certain web content by minors is a constant fear for parents and/or guardians. To help protect against this there are a number of third party applications that parents or guardians can use to monitor or restrict their computer’s access to the Internet. We recommend that, where necessary, such applications should be used. You remain solely responsible for any use made of your computer to access our Website and/or Services.

5.9 We have the right to disable, suspend or restrict your user identification name or password, whether chosen by you or allocated by us, at any time, at our discretion, including if, in our opinion, you have failed to comply with any of the provisions of this Agreement.

5.10 You may not: (i) enter, select or use a false name, address, Account details or an email address owned or controlled by another person with the intent to impersonate that person, or, (ii) use a name or such details without appropriate authorisation. We accept no liability resulting from any unauthorised use of our Website and/or Services, whether fraudulent or otherwise. We reserve the right in our sole discretion to refuse registration of, suspend or cancel a user identification name without notice.

5.11 You confirm that you have not previously held an account which was terminated either by us or by any other online fixed odds betting operator by reason of breach or improper or unlawful behaviour.

6 ACCESSING THE WEBSITE & OPENING YOUR ACCOUNT

6.1 Subject to this Agreement, you may use the Website for your own personal and non-commercial use to view and use the Website and to avail of the Services.

6.2 Your access to the Website and the Services is permitted on a temporary basis and we reserve the right to at any time and without liability to withdraw, suspend or amend any aspect or feature of the Website or Services without notice or liability. Your access to the Website and Services is provided by us on an “as is” basis. We will not be liable if for any reason our Website is unavailable at any time or for any period.

6.3 You are responsible for making all arrangements necessary for you to have access to the Website and Services, including arranging for an internet connection. You are also responsible for ensuring that all persons who access the Website and Services through your internet connection are aware of this agreement, and that they comply with it.

6.4 We do not accept bets or play from US, Dutch or Turkish residents or allow them to open Accounts with us, and we may decide to change at any time the type of users or residents located in any jurisdictions permitted to use or access the Website or Services at our discretion. If you are a resident of these countries or if you a member of class or users or residents that we have decided shall not be entitled to use our Website you should not attempt to register for or use our Website or Services.

6.5 For the avoidance of doubt, the availability of the Website does not constitute an offer or an invitation by us to register with or transact on the Website in a jurisdiction in which such registration and/or transacting is unlawful or contrary to any applicable regulation. It is your responsibility to ensure that at all times you comply with all laws in the jurisdiction that apply to your use of our services. If you live in a country where betting is prohibited you must not register with us or attempt to use the Website.

6.6 Should we determine that you are located in a jurisdiction to which Clauses 6.4 or 6.5 apply then we reserve the right to immediately suspend and/or close your Account without notice, to terminate this Agreement and/or to block your access to our Website or Services. We reserve the right to make such determination by using your IP address to access the Account.

6.7 You are responsible for complying with all laws applicable to your use of the Website and will not use them for illegal purposes. We may refuse any request for any Website access or the Service(s) without prior notice to any user for no reason. As a condition of your access and use of the Website and the Services you warrant to us that you have the right, authority and capacity to enter into and be bound by this Agreement.

6.8 You must not misuse the Website and/or Services by knowingly or negligently introducing viruses, Trojans, worms, logic bombs or other material which is malicious or technologically harmful. You must not attempt to gain unauthorised access to the Website and/or Services, the servers on which the Website or Services is stored or any server, computer or database connected to the Website or Services. You must not attack the Website via a denial-of-service attack or a distributed denial-of service attack. By breaching this you would commit a criminal offence. We may report any such breach to the relevant law enforcement authorities and we will co-operate with those authorities by disclosing your identity and other details relating to your Account with us to them. In the event of such a breach your right to use the Website and Services will cease immediately.

6.9 We have no obligation to monitor or moderate any user’s activity or use of the Website, however we retain the right at all times to monitor, retain and disclose any information as necessary to satisfy any applicable law, regulation, legal process or regulatory authority request, to ensure that the Services are properly used, that this Agreement is being complied with or to investigate a suspected breach of this Agreement.

6.10 Expressions used in the betting and gaming industry are numerous. Should you be in any doubt as to the meaning of any expression you should contact Boylesports Customer Services and you should not place any Bet on any event until its meaning is understood fully by you. We do not accept any responsibility or liability if you place a Bet via the Website or use any Services in circumstances where you do not understand any of the terms involved in or relating to the Bet or any Services.

6.11 As a condition of using the Website and/or Services you must open an Account with us. You agree that you will only maintain one Account with us for this purpose and you agree and acknowledge that any and all special offers are limited to one per person unless they clearly state otherwise. We reserve the right, at our discretion, to prevent you from receiving future offers/services or Services, or to place any restrictions on your Account.

6.12 You are responsible for ensuring that the correct banking/personal information is available on your Account with us. By submitting Card payment details to us you warrant that you are entitled to place the Bet or request our Services using such payment details. If we do not receive payment authorisation or if payment is not valid, cannot otherwise be processed or if any authorisation is subsequently cancelled or any check of your Card fails, we may reject your Bet and/or immediately terminate or suspend your Account. We reserve the right to conduct credit checks with third party credit and financial institutions in order to confirm any information that you have provided to us or to determine your ability to perform this Agreement.

6.13 You can choose which currency is most convenient for you to manage your Account in from the following list, which may be varied at our discretion from time to time:

Pound Sterling GBP

Euro EUR

US Dollar USD

Swedish Kroner SEK

Norwegian Kroner NOK

Czech Koruny CZK

Danish Kroner DKK

Polish Zloty PLN

The currency that you choose for the operation of you Account must be the same as the currency associated with your chosen payment mechanism.

7 DEPOSITS AND WITHDRAWALS FROM YOUR ACCOUNT

7.1 Once your Account has been opened, you can make a deposit using your debit or credit card online. We accept all major debit and credit cards, and those accepted are indicated on the Website (each a “Card”). We reserve the right to change the Cards that we accept from time to time. Your Account may only have one active Card at any one time. If you wish to change or deactivate a Card you must have a zero balance by withdrawing any funds onto your existing Card and then proceed with any changes. If your existing Card has expired you may register the new Card’s expiry date irrespective of your balance. We reserve the right to withhold funds if the Cardholder’s name is different from the name on the Account or where we have sufficient reason to believe that the Card holder/user and Account holder is not one and the same person.

7.2 You can also choose to deposit by (i) bank wire (ii) bank draft or (iii) cheque. If you have chosen either of these deposit methods you will not be able to place Bets until the funds have cleared in our account. Bank Drafts and cheques should be made payable to Boylesports Isle of Man Limited and should have your username/Account number, name and address clearly written on the back. All bank drafts and cheques should be sent to:

Boylesports.com

C/o Customer Services,

Boylesports,

Finnabair Industrial Estate,

Dundalk,

Co. Louth,

Republic of Ireland.

7.3 You acknowledge that bank transfers may take up to five business days to arrive at our bank. Your Account will be credited as soon as our bank receives the bank transfer and we are notified.

7.4 You can also deposit money into your online Account through any of the Boylesports LBO’s located throughout Ireland.

7.5 Moneybookers and Neteller are also accepted as deposit methods. In order to use Moneybookers or Neteller you must first register your details with them. Once this has been completed navigate to the “My Account” section within the Website and select Deposit Funds. From here you will see that you can select Moneybookers or Neteller as a deposit method and then follow the on-screen instructions.

7.6 You confirm that any payment information that you submit to us is correct and that you are an authorised signatory of the Card and bank account (where relevant) that you use in respect of the Website or Account. You are responsible for paying any transaction charge payable to a third party referable to the payment method that you use and this is not included in the amount of the Bet. If any queries subsequently arise in relation to any payment details that you submit to us you agree to provide us with any information that we reasonably request from you regarding the query.

7.7 Payments will be sent by us to you when you send us a request for a payment and are not issued automatically to you. We may prescribe the form of request and the details that you must provide to us when making a request for a payment from us.

7.8 We will generally choose to pay monies to you by crediting your Card and all payments made by us to you via Card must be to the same Card initially used by you and registered on your Account for deposits, but the method of payment to you shall be at our sole discretion. We may also choose to make a payment to you made by cheque addressed to you in accordance with your Account details or by bank wire, at our discretion. Boylesports will only transfer funds from your Account to a bank account in the same name as that registered to that Account.

7.9 The first withdrawal request that you ask us to make from your Account will be processed only after a security check has been completed by us. This can cause some delays in receiving your first withdrawal. At our discretion we may ask you to comply with our authorisation procedure before any payment are made to you and you agree to comply with this procedure. In such instances you will be required to supply the following:

I. A photocopy of both sides of your Card clearly showing your signature.

II. A faxed copy of your passport or driving licence.

III. A copy of your Card statement header showing your billing address.

IV. A completed Boylesports Customer Authorisation Statement (CAS).

We reserve the right to change our payment authorisation procedure from time to time.

7.10 In order to validate Account information we also reserve the right to request further information from you prior to any withdrawals that you request to be made from your Account. You agree that we can contact you using the contact details that you have provided to us for this purpose.

7.11 You acknowledge that withdrawals from your Account may take up to five to eight working days to process and that the security checks and authorisation procedures that we can ask you to carry out could delay transfers. You acknowledge that cheques can take up to three weeks to arrive depending on geographical location and the inter-bank arrangements. Boylesports accept no liability in relation to any delays related to the processing of withdrawals from your Account.

7.12 We reserve the right to reclaim from you any incorrectly transferred monies relating to incorrect settlement of Bets or to incorrect payments and by accepting these Terms you authorise Boylesports to withdraw such monies directly from your account into which the monies have been paid, to cancel cheques that you may have received or to direct that your Card be debited to the amount paid over. You agree to promptly provide us with assistance that we request in relation to any such payment made in error and to repay such amounts to us. Time shall be of the essence in relation to any payments which you must make to us for the purposes of this Agreement.

7.13 If any sum is mistakenly credited to your Account, you agree to inform us of the error; otherwise we reserve the right to cancel subsequently placed Bets on that Account. In such an event, we also reserve the right to make the appropriate adjustment to your account and to set-off any amounts owing to us. You agree to repay any monies paid to you in error immediately upon a demand from us. If we have not received payment within five days after the demand date from you, and without prejudice to any other our rights or remedies, interest shall accrue on such due amounts at the rate of 2% over the base lending rate of our bankers in Ireland from time to time, commencing on the due date and continuing until fully paid, whether before or after the judgment.

7.14 You agree not to make any charge-backs, reversals or otherwise cancel any deposits into your Account, and in any such event to immediately refund and compensate us for such unpaid deposits including any expenses incurred by us in the process of collecting your deposit. Without prejudice to any other rights or remedies that we may have we may suspend any activity on your Account, including the payment to you of any requested withdrawal, until such deposits and expenses are paid in full without any liability to you.

7.15 Your Account is not a bank account and is therefore not insured, guaranteed, sponsored or otherwise protected by any deposit or banking insurance system or by any other similar insurance system. Any monies deposited with us in your Account shall not attract any interest. Monies deposited with us are held under a normal bank account in the name of the appropriate company and are not subject to special trust or fiduciary arrangements. As such, we do not provide particular protection for the monies deposited in your Account in the event of our insolvency or a similar event.

8 TAX AND REPORTING OBLIGATIONS

8.1 You are responsible for reporting any winnings and/or losses connected to your Account or your use of the Website or Services, if such reporting is required by your local law or tax or other authorities.

8.2 You are responsible for paying any tax which applicable law requires be paid in relation to the Account or the use of the Website or Services and for deducting these from your winnings (where applicable) except the relevant tax rate levied by the Isle of Man authorities which we currently absorb. In the event of introduction of any new taxes or levies we may choose not to pay this tax or levy for you, meaning that you would be liable for its payment. We are not responsible for any local taxes that may be payable by you whether on any Bets placed, on any winnings or otherwise related to your use of the Website or Services.

9 BET PLACEMENT(S)

9.1 You are responsible for all Bets placed on your Account where the correct username/Account number and password have been used. You should not divulge your Account details to any other person.

9.2 You agree to pay us for the Bets placed with us in accordance with this agreement. You agree that (1) you are solely responsible for any Bet placed on your Account with us; and (2) you will not in any respect operate your Account in a misleading, deceptive or fraudulent way, and you will not collude with others to cheat, or to fix the outcome/result of any event/game in respect of which a Bet may be placed with us.

9.3 It is your responsibility to ensure any Bet is correct at the time of placement and that you have understood the odds and terms associated with any Bet, as once Bets have been accepted by our server they will not be cancelled by us. Bets placed through the Website will only be valid once a Bet placed receipt is displayed.

9.4 Bets on the Website may only be placed by you through your Account and we shall not accept wagers from you in any other form or by any other means in relation to the Services. Any winnings from using the Website or Services will be deposited into your Account, and subsequent Bets on the Website will be debited from your Account balance with us.

9.5 You can only Bet up to the amount held within your Account or allowed by your Card, bank or payment mechanism. In addition, you acknowledge that the minimum and maximum Bet per selection on the Website as part of the Services is determined exclusively by Boylesports at our discretion. You acknowledge that this may differ from parameters in Boylesports Licensed Betting Office (LBO’s) or Boylesports Fon-A-Bet. Boylesports reserves the right to accept or decline the whole or part of any proposed Bet made on the Website.

9.6 Any queries that you have relating to a Bet that you made on the Website must be raised by you no later than six months after the last event in the Bet has been settled. We cannot guarantee that we will be able to respond to your query if it is not raised within this time.

10 ERRORS AND MISTAKES

10.1 We do not accept responsibility or liability for any mistakes in respect of the announcing, publishing or marking of prices, handicaps, place terms, Betting information or results despite our every effort to ensure accuracy. We reserve the right to correct such mistakes. If we do make a mistake then we will decide which of the following rules should apply:

10.1.1 when a Bet is placed by you via the Website on a market offered before an event has started we will settle the Bet at the correct price or terms available with Boylesports as if the mistake had not been made and we shall decide what that price or those terms for your Bet would have been; or

10.1.2 we reserve the right to correct any mistake made on a Bet placed in one of our “live betting” markets and settle at the correct price or terms at the time the Bet was struck as if the mistake had not been made and we shall decide what that price or those terms for your Bet would have been; or

10.1.3 we reserve the right to decide that the Bet is null and void and to refund the stake amount of your Bet to you via your Account.

11 FRAUD AND VOID BETS

11.1 We reserve the right to refuse payment on any Bet that we are unable to substantiate on our security records. We reserve the right to make void any Bet that we believe is not bona fide or which breaches any of our rules, or those of any sports governing body.

11.2 We reserve the right to refuse or limit any Bet(s) at our sole discretion for any reason whatsoever. In circumstances where a Bet is deemed to be or is declared void by us at our discretion, any sum deducted from your Account with respect to that Bet shall be credited to your Account. Bets shall only be valid if accepted by our server and Bets will be subject to this Agreement. Until acceptance, no communications from you shall be binding on us and all information displayed on this site constitutes an invitation to Bet or avail of the Services only. Should we determine to waive a rule in the interest of fair play to you, it shall only be for that instant and shall not set a precedent for the future.

11.3 Without restricting our ability to rely on other remedies that may be available to us, we will suspend or terminate your Account, withhold part or all of your balance in your Account, cancel or void any Bets placed by you at our absolute discretion if: (i) there is a technological failure; (ii) we suspect or know that you are engaging in illegal or fraudulent activity while using our Website; (iii) we suspect or know that you are or you have breached any provision of this Agreement; (iv) we suspect or know you are acting in a manner that is detrimental to the conduct of our business; (v) we suspect or know that you may be having difficulties obtaining credit, have become bankrupt or undergone analogous procedures anywhere in the world; (vi) where in our judgment, there is a manifest error in the terms of a Bet placed by you; (vii) we are required to do so by law; (viii) we believe or know that you have participated in criminal activity; or (iix) for the reasons set out in Clause 2.3.

11.4 We shall not be liable to you for any failure in a Bet being placed for any reason including, but not limited to, computer malfunctions, failure of telecommunications services or internet connections and failure of electrical power or environmental control systems.

11.5 If you suspect a person is cheating or colluding or undertaking a fraudulent activity you should contact our Customer Services Team and we will do our best to investigate the matter. However, we shall not be obliged to take any action in the case of any suspicion of collusion, cheating or fraudulent activity. We reserve the right to terminate the Account of any user suspected of collusive behaviour or undertaking a fraudulent activity. We will not be liable for any loss caused as a result of collusive, fraudulent or otherwise unlawful behaviour. In the case of suspected fraudulent payment, including use of stolen credit or debit cards, or any other fraudulent activity (including any charge-back or other reversal of a payment), we reserve the right to terminate your Account, reverse any pay-out made and recover any winnings. We shall be entitled to inform any relevant authorities or entities (including credit reference agencies) of any payment fraud or otherwise unlawful activity, and we may employ collection services to recover payments.

12 LATE BETS

12.1 With the exception of Betting In Running events (see Boylesports Betting Rules relating to “Betting In Running” for definitions); Bets are accepted up to the off-time of the event or a pre-determined time, whichever the earlier.

12.2 For some sporting events available on the Website we may, in our discretion, allow a grace period during which Bets will be accepted by us but even where we do this we reserve the right to void any or all Bets at any time (including after the event) should we think there has been a significant development in the event before the Bet was accepted. Without prejudice to the generality of the previous sentence, Boylesports reserves the right to determine that any Bet is null and void where we have accepted the Bet after the betting has closed, where the event was resolved or at a stage where you could have had any indication of the likely outcome of the event. We reserve the right to determine that any Bet or Bets is/are null and void where it/they is/are made by any group of people acting in liaison in an attempt to defraud us.

12.3 If, for any reason, a Bet is inadvertently accepted after the event or match has started and the event in question is covered by our live betting in running service (if this is the case then it will be marked as ‘Live Betting’) we have the option to apply the appropriate price on the relevant selection and accept the Bet or to determine that the Bet will be void.

12.4 In the event of there being a dispute over the time at which a Bet was placed by you then the time at which it was recorded by us on our transactional log will govern settlement.

13 SUSPENSION AND TERMINATION

13.1 You agree that we may, with or without cause, immediately terminate your Account, this Agreement and/or access to the Website and Services without prior notice at our sole discretion. Without limiting the generality of the foregoing, any of the following may lead, at our option, to a termination by us of your use of the Website and your Account (i) your breach of this Agreement; (ii) a request by law enforcement, Police or other government agencies relating to your Account or to you; (iii) a request by you (self-initiated Account termination), (iv) unexpected technical issues or problems; and (v) extended periods of inactivity.

13.2 We reserve the right to investigate and we will determine, in our discretion, whether there has been a breach of this Agreement through your use of the Website, Account or Services. When a breach of this Agreement has occurred, we may take such action as we deem appropriate. Failure to comply with this Agreement may result in our taking all or any of the following actions:

13.2.1 immediate, temporary or permanent withdrawal of your right to use the Website;

13.2.2 issue of a private warning to you;

13.2.3 commence legal proceedings against you for reimbursement of all costs on an indemnity basis (including, but not limited to, reasonable administrative and legal costs) resulting from the breach;

13.2.4 other legal action against you; and/or

13.2.5 disclosure of such information to law enforcement authorities as we reasonably feel is necessary.

13.3 You may terminate your Account in respect of this Website with immediate effect at any time by either contacting us by phone or sending us written notice of the termination of your participation on the particular Website and your request to close your Account. You agree that we may require information from you to validate any request to terminate your Account or this Agreement.

13.4 Unless you are required to do so by law (in which case you must provide us with details of such legal obligations) you shall not close your Account while open Bets remain. Should you attempt to close your Account and terminate this Agreement we will block the Account for future activity and will close the Account after the outstanding Bets have been settled.

14 CONSEQUENCES OF TERMINATION

14.1 You agree that we shall not be liable to you, nor to any third party, for any termination of your Account or your access to the Website or Services save as set out in this Clause 14.

14.2 Your sole remedy in the event of termination of your Account for any reason shall be the re-imbursement of any undisputed Account balance you may then have and we shall have no further liability to you whatsoever.

14.3 Upon any termination of this Agreement, whether by us or by you, you agree and acknowledge that (i) your rights to use the Website shall immediately terminate, (ii) you will no longer receive any correspondence from us regarding the Website (iii) you will cease any and all use of the Website, and (iv) you will remove any software provided to you or downloaded by you in respect of the Website from your computer, hard drives, networks and other storage material. If requested by us in writing, you will confirm to us in writing that you have complied with (iii) and (iv) of this Clause.

15 DISPUTES WITH THIRD PARTIES

You must tell us immediately if anyone makes or threatens to make any claim or issue legal proceedings against you relating to your use of the Website, Account or Services. Without prejudice to any other rights or remedies that we might have you will, at our request, immediately stop the act complained of and, if we ask you to, you must confirm the details of the claim in writing and provide whatever additional information that we request from you. If you fail to stop the act or acts complained of we reserve the right to take any and all appropriate action against you under the terms of the Agreement.

16 INTELLECTUAL PROPERTY RIGHTS

16.1 You acknowledge that we are the owner or the licensee of all IP Rights in our Website and Services. All such rights are reserved and you acknowledge that the Website and Services are protected IP Rights. Under no circumstances shall your use of the Website or Services grant to you any interest in any IP Rights owned by us or by any third party whatsoever. You agree that your right to use the IP Rights in the Website for the purposes of availing of the Services and placing Bets is limited, personal, non-exclusive, non-transferable, non-sublicensable, revocable and strictly conditional on compliance with these Terms.

16.2 .. You may not modify, reproduce, distribute, publish create derivative works of, publicly display or in any way exploit, any of the Content, software, and/or materials available on the Website in whole or in part except as expressly provided. Except as expressly and unambiguously provided in this agreement, we and our licensor(s) do not grant you any express or implied rights, and all rights in the Website or Services not expressly granted by us to you are retained by us.

16.3 We are the proprietor of the Community trade marks BOYLESPORTS.COM (004782447 & 002484392). All product names mentioned on our Website are the trade marks of their respective owners, and other trade marks may be displayed on our Website from time to time. Some material on our Website may contain other information containing IP Rights of a third party. Nothing displayed on our Website should be construed as granting you any licence or right of use of any logo, information or trade mark displayed on it, without the express written permission of the relevant owner, save as expressly provided in this Agreement.

16.4 You may print off one copy, and may download extracts, of any page(s) from the Website for your own personal and non-commercial reference.

16.5 You must not modify the paper or digital copies of any materials you have printed off or downloaded in any way, and you must not use any illustrations, photographs, or any graphics separately from any accompanying text.

16.6 If you print off, copy or download any part of the Website in breach of this Agreement, your right to use our Website will cease immediately and you must, at our option, return or destroy any copies of the materials that you have made.

17 OUR LIABILITY

17.1 The Website is provided without any guarantees, conditions or warranties as to its accuracy. To the extent permitted by law, we expressly exclude:

17.1.1 all conditions, warranties and other terms which might otherwise be implied by statute, common law or the law of equity; and

17.1.2 any liability for any direct, indirect or consequential loss or damage incurred by you in connection with the Website, Services or Account or in connection with the use, inability to use, or results of the use of the Website, Services or Account, any websites linked to them and any materials posted on them, including, without limitation any liability for loss of income or revenue, loss of business, loss of profits or contracts, loss of anticipated savings, loss of data, loss of goodwill, wasted management or office time and for any other loss or damage of any kind, however arising and whether caused by tort (including negligence), breach of contract or otherwise, even if foreseeable.

17.2 We will not be liable or responsible for any failure to perform, or delay in performance of, any of our obligations under this Agreement that is caused by events outside our reasonable commercial control (a “Force Majeure Event”). A Force Majeure Event includes any act, event, non-happening, omission or accident beyond our reasonable commercial control and includes in particular (without limitation) the following:

17.2.1 Strikes, lock-outs or other industrial action.

17.2.2 Civil commotion, riot, invasion, terrorist attack or threat of terrorist attack, war (whether declared or not) or threat or preparation for war.

17.2.3 Fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural disaster.

17.2.4 Impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport.

17.2.5 Impossibility of the use of public or private telecommunications networks.

17.2.6 The acts, decrees, legislation, regulations or restrictions of any government.

17.3 Our performance under this Agreement is deemed to be suspended for the period that the Force Majeure Event continues, and we will have an extension of time for performance for the duration of that period. We will use our reasonable commercial endeavours to bring the Force Majeure Event to a close or to find a solution by which our obligations under this Agreement may be performed despite the Force Majeure Event.

17.4 This does not affect our liability for death or personal injury arising from our negligence, or our liability for fraudulent misrepresentation or misrepresentation as to a fundamental matter, or any other liability which cannot be excluded or limited under applicable law.

17.5 Under no circumstances will we be liable in any way for any Content, including, but not limited to, any errors or omissions in any Content contained in the Website, Services or Account or any loss or damage of any kind incurred as a result of the use of, access to, or denial of access to Website, Services or Account. Commentary and other materials posted on our Website are not intended to amount to advice on which reliance should be placed by you; we disclaim all liability and responsibility arising from any reliance placed on such materials by you, or by anyone who you may inform of any of its Content. We aim to update our Website regularly, and may change the Content at any time.

17.6 We will not be liable for any loss or damage caused by a distributed denial-of-service attack, viruses, Trojans, worms, logic bombs or other material which is malicious or technologically harmful or that impairs computer programs or that may infect your computer equipment, computer programs, data or other proprietary material due to your use of the Website, Account or Services or to your downloading of any material posted on the Website, or on any website linked to it.

17.7 We do not guarantee the security of the Website, Account or Services or any systems connected with the Website (including the internet and your hardware and software), used in accessing the Services or any information passed through such systems. We do not guarantee access to the Website, Account or Services or any systems used in accessing our Services will be continuous, uninterrupted or virus or error free.

17.8 We do not guarantee that the software used in accessing the Website or Services is of satisfactory quality or fit for any particular purpose, nor do we warrant that the software or systems used in accessing the Website or Software will not infringe the rights of any third party, including any IP Rights.

17.9 You agree that we are not responsible for how the Website, Account or Services is used by you and that such use is not within our control. Any material downloaded or otherwise obtained through the use of the Website is done at your own discretion and risk and that you will be solely responsible for any damage to your computer system or loss of data that results from the download of any such material. No advice or information, whether oral or written, obtained by you from us or through or from the Website shall create any warranty not expressly stated in this Agreement.

17.10 You acknowledge that it is impossible to ensure that the operation of computer software is free of defects, functional failure and/or errors. If you become aware that the Software contains any error, is defective or is not functioning in accordance with its description then you shall promptly notify us and shall provide us with details of the issue with the Software that you have perceived. We can be contacted by email care@boylesports.com or freephone ROI Customer Care on 1800 22 00 66, UK 0800 22 00 66 or International +35342 93 93 168. You undertake to refrain from taking any advantage whatsoever of any defect, functional failure or error in the Software. We reserve the right to recover any advantage that you do gain from any defect, functional failure or error in the Software, whether or not you were aware of the advantage at the time of using the Software, as well as all associated costs, damages and expenses in making such recovery.

18 INDEMNITY

You agree to indemnify and hold us, our holding company, subsidiaries, officers, directors, shareholders and employees, harmless, including costs and legal fees, from any claim or demand made by any third party due to or arising out of (i) your access to the Website, (ii) the violation of this Agreement by you, or (iii) the infringement by you, or any third party using your Account or user identification name or password, of any IP Rights or other right of any person or entity.

19 LINKING TO OUR WEBSITE AND FROM OUR WEBSITE

19.1 You may link to our home page, provided you do so in a way that is fair and legal and does not damage our reputation or take advantage of it, but you must not establish a link in such a way as to suggest any form of association, approval, sponsorship or endorsement on our part without our express written permission. You must not establish a link from any website that is not owned by you. You must not establish a link to or from any third party online gaming products websites or otherwise promote any third party gaming software products in connection with our Website.

19.2 We reserve the right to withdraw linking permission without notice. Our Website must not be framed on any other Website, nor may you create a link to any part of our Website other than the home page. If you wish to make any use of material on our Website other than in the manner that is set out above, please address your request to marketing@boylesports.com.

19.3 Where our Website contains links to other websites and resources provided by our partners or other third parties, these links are provided for your information only and we do not make any representations regarding the content of accuracy of materials on such third party websites. We have no control over the contents of those websites or resources, and accept no responsibility for them or for any loss or damage that may arise from your use of them. If you link to any such websites you leave our Website and do so entirely at your own risk.

20 LIVE RACING FOOTAGE AND RACE DATA

20.1 You agree that the live linear audio-visual coverage and related audio commentary distributed via broadband internet streaming made available on www.boylesports.com, part of the Website from time to time of horse races taking place in the United Kingdom (the “Footage”) is owned by Racing UK Limited (“Racing UK”), is licensed to The Betting Site Limited (“TBS”) and in turn is licensed to us. Any data relating to horseracing including “pre-race data”, “race-day” or “on-course” data, which at the date of this Agreement, is commonly collated and distributed by or on behalf of the British Horseracing Board Limited (or such other licensor of such data from time to time) which shall be taken to include information available on the day of a horse race such as betting shows, staring prices, results, objections, scratchings, jockey changes, going and related information (the “Race Data”) is also licensed to us by TBS. Racing UK shall remain the exclusive legal and beneficial owner of all IP Rights in the Footage in perpetuity. All rights not explicitly granted in the Footage or the Race Data in this Agreement are reserved by Racing UK, TBS and us.

20.2 You may view the Footage once on a personal computer screen for personal, private, domestic, non-commercial uses only in accordance with Clause

20 and only in England, Scotland, Wales, Northern Ireland, the Channel Islands, the Isle of Man and the Republic of Ireland. You agree and acknowledge that we or TBS may use geo-blocking technology to prevent access to any Footage from an IP address which we or TBS considers to be outside of any of these Territories for any reason.

20.3 You agree and acknowledge that your right to view Footage is conditional on you having placed a Bet in respect of the event to which the particular Footage relates and you agree that you will not endeavour to circumvent this condition or avoid its application by any means.

20.4 You shall not:

20.4.1 make the Footage or Race Data available to anyone else nor use or view the Footage or Race Data other than as expressly permitted by this Clause 20;

20.4.2 copy, distribute, relay, broadcast, or communicate the Footage or Race Data to any other person (including to the public) or otherwise exploit or deal with or make any Footage or Race Data available on the Website other than that permitted under this Clause 20;

20.4.3 include any portion of the Footage or Race Data in any equipment or item save as specifically permitted under Clause 20 or develop any improvement or derivative works of any part or all of the Footage or Race Data;

20.4.4 edit, copy, amend, distort, modify, distribute, reformat, disassemble delay, store, adapt or repeat the Footage, Race Data and/or its transmission or otherwise do anything that is contrary to any of the moral rights or other rights of the owner of the IP Rights in the Footage or Race Data;

20.4.5 remove any product identification (including but not limited to screen icons), legend or notice, or any proprietary or copyright notice from any part of the Footage or Race Data;

20.4.6 represent or claim that you own any part or all of the Footage or otherwise do anything that is inconsistent with our, TBS’ and/or Racing UK’s rights in the Footage or Race Data;

20.4.7 store or transmit any Footage or Race Data to any publication, user group, other website, electronic bulletin board, mailing list, server or other storage device in any form including your mobile telephone;

20.4.8 sell or commercially exploit any part or all of the Footage or Race Data in any way.

20.5 You agree and acknowledge that each of or all of Racing UK, TBS and Trinity Mirror PLC and any of their or the Boylesports Group companies may enforce any provision of these terms and conditions against you in the name of Boylesports Isle of Man Limited or in their own right pursuant to Clause 33.

20.6 You agree and acknowledge that we, Racing UK, TBS and Trinity Mirror PLC and any of their or the Boylesports Group companies shall have no liability for your inability to view the Footage on any equipment, item, hardware or software. You agree and acknowledge that while we shall endeavour to procure that TBS shall use reasonable endeavours to ensure that the Footage and Race Data do not contain or constitute any material or any nature that is unlawful under any applicable laws or regulations and/or which is in breach of any third party rights (including IP Rights) and/ or any which consists of any virus, worm, Trojan horse, software lock, “drop dead” device, trap door, time bomb or other contaminant or material that has the ability to access and modify delete, disrupt or damage any data files or other computer programs, software or hardware or any material that provides access too any such contaminants or materials.

20.7 You agree and acknowledge that, as a condition of accessing the Footage and Race Data, you’re required to be legally and contractually bound by this Agreement.

21 VIDEO STREAMING

21.1 You agree and acknowledge that live or recorded audio-visual coverage of racing from races run at UK and Irish racecourse by Attheraces Limited may be made available on the Website from time to time by us (“Live Streaming”). You agree that we can notify Attheraces Limited in the event of any breach of your obligations in relation to this Agreement, at our discretion, including your infringement of any IP Rights in the Live Streaming.

22 CONFIDENTIALITY

The software used on the Website includes non-public and confidential information, which is secret and valuable to us. You agree, as long as you use the Website and thereafter, to (i) keep all such confidential information strictly confidential, (ii) not to disclose such confidential information to any third party, and (iii) not to use such confidential information for any purpose other than as expressly contemplated by this Agreement. You further agree to take all reasonable steps at all times to protect and keep secret such confidential information.

23 COMMUNICATION

23.1 In the course of providing you services and in respect of your use of the Website, we may need to communicate with you via email or the other details that you have submitted to us. You agree to receive emails which are specific to your Account and necessary for the normal functioning of the Website, including emails which help inform users about functionality of the Website. You agree that we may communicate with you regarding the Website by any electronic means whatsoever to your telephone or mobile device.

23.2 All notices given by you to Boylesports must be given to Boylesports at either care@boylesports.com or by post to the following address:

Boylesports.com

C/o Boylesports Customer Services,

Finnabair Industrial Estate,

Dundalk,

Co Louth,

Republic of Ireland.

24 JURISDICTION AND APPLICABLE LAW

The courts of England will have exclusive jurisdiction over any claim arising from, or related to, a visit to or use of our Website and/or Services although we retain the right to bring proceedings against you for breach of this Agreement in your country of residence or any other relevant country. This Agreement is governed by the laws of England. The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

25 SEVERABILITY

In the event that any clause or any part of any clause in this Agreement is declared invalid or unenforceable, by the judgment or decree by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken, all other provisions contained in this agreement shall remain in full force and effect and shall not be affected by such finding for the term of this Agreement

26 INTERPRETATION

26.1 The original text of this Agreement is in English and any interpretation of it will be based on the original English text. If this Agreement or any documents or notices related to them are translated into any other language, the original English version will prevail.

26.2 In the event that there is any conflict or inconsistency between the terms and conditions of this Agreement with us the order of precedence shall be as follows:

26.2.1 first, the Terms;

26.2.2 second, the Privacy Policy;

26.2.3 third, the Boylesports Betting Rules.

27 OUR RIGHT TO VARY THESE TERMS & CONDITIONS

27.1 We have the right to revise and amend these Terms from time to time (for reasons including but not limited to changes in market conditions affecting our business, changes in technology, changes in payment methods, changes in relevant laws and regulatory requirements and changes in our systems’ capabilities).

27.2 We may revise this Agreement at any time by amending the pages upon which they appear on our Website without giving notice of such modifications. Such modifications become effective immediately upon posting of the modified terms on the Website. You agree to review the Agreement periodically so that you are aware of any modifications. Your continued use of the Website after any modifications indicates your acceptance of the modified Agreement. You agree to be bound by such modifications regardless of whether or not you have had actual notice of, or have read, the relevant modifications. If you do not agree to be bound by the modifications, you should not continue to use the Website any further.

28 WAIVER

A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy. No waiver by us of any of these Terms shall be effective unless it is expressly stated to be a waiver and is communicated to you in writing in accordance with the notice provisions above.

29 ASSIGNMENT AND ENTIRE AGREEMENT

29.1 We may assign or subcontract any or all of our rights and obligations of our Agreement with you to a third party at any time, at our discretion. You may not, without our prior written consent, assign or dispose of any of your rights or obligations arising under this Agreement.

29.2 This Agreement contains the entire agreement and understanding between the parties relating to the Website and supersedes any and all prior agreements, arrangements, statements and understandings, except for any fraud or fraudulent representation by either you or us.

30 MISCELLANEOUS

Nothing in this agreement in relation to our online services shall create or be deemed to create a partnership; joint venture or principal-agent relationship between the parties and neither party shall have authority to bind the other in any way unless expressly provided otherwise in this agreement in relation to our online services.

31 RESPONSIBLE GAMBLING

31.1 We strongly support responsible gambling. The excitement of betting should not work against you. We want all of our customers to bet with responsibility and within their means.

31.2 At any time you can use your Account to set limits on your gambling activity on the Website. Simply log-on using your unique username and password, select “My Account” and then “Responsible Gambling” and set your limits as per the options illustrated below.

31.2.1 Complete Exclusion. You may request us to refuse you the ability to use your Account in relation the Website to place any amount of money as a Bet from your Account on a gambling transaction. If you do this we will refund any balance on your Account to your nominated bank account or Card. After receiving and processing your notice you agree that we may reject any Bet that you attempt to make, treat it as void, suspend your Account, close your Account and/or place you on a blacklist of individuals who we may refuse to allow or operate accounts with us.

31.2.2 Deposit Limits. You may self-regulate your Account deposit limits on the Website by accessing the “Responsible Gambling” section under the Website’s “My Account” section when logged into www.boylesports.com website or by contacting us by email at care@boylesports.com. Using this facility you moderate your Account deposit activity to a level that suits your requirements on the Website.

31.3 You may opt to contact us by phone, in writing or by emailing us at care@boylesports.com and request us to set limits on your gambling activity as per the options illustrated below.

31.3.1 Complete Exclusion. You may request us to refuse you the ability to use your Account in relation to the Website to place any amount of money as a Bet from your Account on a gambling transaction. If you do this we will refund any balance on your Account to your nominated bank account or Card. After receiving and processing your notice we may reject any Bet that you attempt to make, treat it as void, suspend your Account, close your Account and/or place you on a blacklist of individuals who we may refuse to allow or operate an account with us.

31.3.2 Deposit Limits. You may request us to regulate your deposit limits on the Website to a level that suits your requirements on the Website; we will endeavour to follow your instructions.

31.4 We reserve the right to exclude you from the Website at any time.

31.5 You acknowledge and agree that if you exercise your rights under this Clause 31 in regulating your use of the Website then this may also affect your ability to place Bets on other Boylesports Group websites.

32 YOUR CONCERNS AND COMPLAINTS

32.1 Should you have any concern over a Bet, claim, a complaint or a dispute related to this Agreement (a “Query”) please contact our Customer Service department, which will endeavour to settle your query. Please contact Customer Service (Finnabair Industrial Estate, Dundalk, Co. Louth) or email care@boylesports.com enclosing full details of your Query, or freephone* ROI Customer Care on 1800 22 00 66, UK 0800 22 00 66 or International +35342 93 93 168. We will use reasonable endeavours to ensure that your Query will receive our immediate attention.

32.2 If you feel that you have been unfairly treated your Query having gone through the process set out in Clause 32.1 then details of your Query should be submitted by you in writing, prior to taking any other steps, to Independent Betting Adjudication Service (a UK adjudication service supported by SIS) (“IBAS”). If you wish to contact IBAS, email: adjudication@ibas-uk.co.uk or write to: IBAS, PO Box 62639, London, EC3P 3AS. We agree to be bound by any decision reached by the IBAS, so long as the full facts have been submitted by you and Boylesports Isle of Man Limited.

32.3 You have the right to write to the Isle of Man Gambling Supervision Commission which will deal with relevant enquiries. If you wish to contact Gambling Supervision Commission please email: gaming@gov.im.

33 THIRD PARTY RIGHTS

33.1 Save for any member of the Boylesports Group or any third party referred to in these Terms, a person who is not a party to this agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

33.2 The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement is not subject to the consent of any person that is not a party to this agreement.

34 BOYLESPORTS TEXT BETTING (TXT-A-BET)

The following rules apply to Text Betting (“Txt-A-Bet”) in addition to the rest of our terms and conditions and general betting rules.

34.1: By using text betting service (“Txt-A-Bet”) it is deemed that you have read and accepted these terms and conditions.

34.2: You must have a registered Boylesports account to use the Boylesports Txt-A-Bet service. Upon your first text to us, we reserve the right to call you back on the number from which the text was sent to confirm your account details and mobile number.

34.3: A bet shall not automatically be deemed to be valid by your sending an offer to bet by text. As with any other electronic communication, for reasons outside of our (or your) control, we may not receive your offer to place a bet on time or at all. We reserve the right at our discretion to decline an offer by you to place a bet.

34.4: Bets will be valid only if accepted by the Boylesports bet server and all bets as such shall be subject to our general betting rules.

34.5: We will endeavour to send confirmation of Text Bets by texting a Bet Receipt but cannot guarantee delivery of a Bet Receipt.

34.6: By using Boylesports Txt-A-Bet, you agree to receive SMS communications from Boylesports.

34.7: You (the Boylesports account holder) are responsible for the security of your mobile phone. We will not be liable for any loss that you may incur as a result of misuse or unauthorised use of your mobile phone number or account, whether fraudulent or otherwise.

34.8: If Txt-A-Bet offers you a free text bet it must be used through our Txt-A-Bet service. If it is used online or through our Fon-A-Bet service it will be made void

35 DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

“Account” means an account opened by you to be used to manage the payment of funds to and from us in relation to your use of the Website and Services which we agree that you may open and operate.

“Bet” means a bet, wager or stake placed via the Website on the outcome of any event and/or market referred to on the Website.

“Boylesports Betting Rules” the directions and rules made available by us on the Website from time to time and any directions and rules which we may send to you or inform you of that relate to the Website or Services.

“Boylesports Customer Authorisation Statement” or “CAS” a statement in the form determined by us from time to time, which you may be asked to complete initially for the purposes of making a withdrawal from the Account.

“Boylesports Group” means any subsidiary or holding company of Boylesports Holdings and a “subsidiary shall mean a subsidiary for the purposes of s.155 of the Companies Act 1963;

“Content” all text, information, data, software, executable code, images, audio or video material in whatever medium or form made available by us on the Website, and includes the Footage, Race Data and Live Streaming.

“IP Rights” patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, trade names and domain names, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Services” means placing Bets on the Website and any related play via the Website made available by us from time to time.

“Software” means any computer program downloaded by you from the Website made available by us from time to time.

“Website” the domain names Boylesports.com (http://www.boylesports.com) and/or www.boylesports.com/mobile, including all pages with these domain names and all computer programs used to run or that are accessible on these domain names and all material and data made available at these domain names, including, but not limited to, text, photographs, graphics, video and audio content.

Thank you for visiting our Website.

SCHEDULE 5

the Excluded Territories2

France

Spain

Italy

Poland

Denmark

USA

Turkey

Switzerland

The Netherlands

2 The list of Excluded Territories is in draft form and subject to update.